                                               Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-70639

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 29, 1999)

                    [THE CHASE MANHATTAN CORPORATION LOGO]
                        The Chase Manhattan Corporation
           270 Park Avenue, New York, New York 10017 - (212) 270-6000

                       Senior Medium-Term Notes, Series C
                    Subordinated Medium-Term Notes, Series A

The Chase Manhattan Corporation ("Chase", which may be referred to as "we" or "us") may offer its Medium-Term Notes, Series A or Series C (the "Notes"), at one or more times. We will describe the specific terms of any particular Notes being offered in an attached pricing supplement.

The following terms may apply to particular Notes being offered:

     - They may be Senior Medium-Term Notes, Series C, which are "Senior Securities", as described in the attached prospectus, or Subordinated Medium-Term Notes, Series A, which are "Subordinated Securities", as described in the attached prospectus.
     - They may mature between nine months and 100 years after issuance.
     - They may bear interest at a fixed or floating rate (or both). Certain Notes issued at a discount may not bear interest. Floating interest rates may be based on any of the following formulas or on other interest rate formulas specified in the applicable pricing supplement.

           - CD Rate                       - Treasury Rate          - Prime Rate
           - Federal Funds Rate            - Commercial Paper Rate  - CMT Rate
                                           - LIBOR

       Any floating interest rate may be adjusted by adding or subtracting a specified spread or margin or by applying a spread multiplier.

     - They may be denominated in foreign or composite currencies, if specified in the applicable pricing supplement.
     - They will not be redeemable prior to maturity and will not be subject to a sinking fund, unless otherwise specified in the applicable pricing supplement.
     - They may be issued in certificated or book-entry form.

We may offer the Notes as follows:

     - Through agents who have agreed to use reasonable efforts to solicit offers to purchase the Notes. Unless otherwise specified in the applicable pricing supplement, we will pay the agents commissions ranging from 0.125% to 0.750% of the principal amount of the Notes offered.
     - Through one or more of those agents purchasing the Notes as principal and acting as underwriter or dealer. We will pay those agents an underwriting discount or commission to be negotiated at the time of sale and specified in the applicable pricing supplement.
     - Directly to investors. We will not pay a discount or commission to any agent for a direct sale of Notes by us.

Unless otherwise specified in an applicable pricing supplement, the Notes will not be listed on any securities exchange.

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. THE NOTES ARE NOT SECURED.

THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS SUPPLEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus supplement, the attached prospectus and any pricing supplement may be used by affiliates of Chase, including Chase Securities Inc., in connection with offers and sales of the Notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales by these affiliates will be made at prices related to market prices at the time of sale.

                            ------------------------

          The date of this prospectus supplement is February 3, 1999.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement, the attached prospectus and the attached pricing supplement. We have not authorized anyone to provide you with any other information. You should not rely on any other information in making your investment decision.

     We are offering to sell the Notes only in places where sales are permitted.

     You should not assume that the information in this prospectus supplement, the attached prospectus or the attached pricing supplement is accurate as of any date other than their respective dates.

                               TABLE OF CONTENTS

         PROSPECTUS SUPPLEMENT

About this Prospectus Supplement;
  Pricing Supplements..................   S-3
Description of the Notes...............   S-3
Certain United States Federal Income
  Tax Consequences.....................  S-12
Plan of Distribution...................  S-18
Legal Opinions.........................  S-19
Glossary...............................  S-20
              PROSPECTUS

Summary................................     2
The Chase Manhattan Corporation........     6
Use of Proceeds........................     6
Description of Debt Securities.........     7
Description of Preferred Stock.........    17
Description of Common Stock............    24
Description of Securities Warrants.....    25
Description of Currency Warrants.......    25
Plan of Distribution...................    26
Experts................................    28
Legal Opinions.........................    28

     References in this prospectus supplement, the attached prospectus and the attached pricing supplement to "$" and "dollars" are to the currency of the United States.

             ABOUT THIS PROSPECTUS SUPPLEMENT; PRICING SUPPLEMENTS

     Chase may use this prospectus supplement, together with the attached prospectus and an attached pricing supplement, to offer our Senior Medium-Term Notes, Series C (the "Senior Notes"), or our Subordinated Medium-Term Notes, Series A (the "Subordinated Notes"), from time to time. The Senior Notes and Subordinated Notes are referred to together as the "Notes." The total initial public offering price of Notes that we may offer by use of this prospectus supplement is $8,117,182,414 (or the equivalent in foreign or composite currencies). That amount will be reduced by the amount of any securities issued under our shelf registration statement (No. 333-70639) (the "registration statement").

     This prospectus supplement sets forth certain terms of the Notes that we may offer. It supplements the description of the Debt Securities, Senior Securities and Subordinated Securities contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will apply and will supersede that information in the prospectus.

     Each time we issue Notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the Notes we are offering and the terms of the offering. The pricing supplement may also add, update or change information in this prospectus supplement or the attached prospectus. Any information in the pricing supplement, including any changes in the method of calculating interest on any Note, that is inconsistent with this prospectus supplement will apply and will supersede that information in this prospectus supplement.

     It is important for you to read and consider all information contained in this prospectus supplement and the attached prospectus and pricing supplement in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information About Chase" on page 5 of the attached prospectus.

                            DESCRIPTION OF THE NOTES

GENERAL

     The following summary of certain terms of the Notes is not complete. You should refer to the indentures under which the Notes will be issued, copies of which are exhibits to the registration statement. The definitions of certain capitalized terms used in this prospectus supplement are provided in the Glossary beginning on page S-20. Capitalized terms used in this prospectus supplement but not defined in this prospectus supplement, including the Glossary, have the meanings assigned in the attached prospectus.

     The Senior Notes will be "Senior Securities," as described in the attached prospectus. The Subordinated Notes will be "Subordinated Securities," as described in the attached prospectus. The Senior Notes will constitute one series of Senior Securities issued under the senior indenture referred to in the attached prospectus. They will have the same rank as all other Senior Securities of Chase.

     The Subordinated Notes will constitute one series of Subordinated Securities issued under the subordinated indenture referred to in the attached prospectus. They will have the same rank as all other Subordinated Securities of Chase. The Subordinated Notes will be subordinated to Senior Indebtedness and, under the circumstances described in the attached prospectus, to Additional Senior Obligations. See "Description of Debt Securities -- Subordinated Securities -- Subordination" in the attached prospectus. As of September 30, 1998, the aggregate principal amount of Senior Indebtedness and Additional Senior Obligations outstanding was approximately $8.6 billion.

     Payment of the Subordinated Notes may be accelerated only in the event of our bankruptcy or reorganization. Holders of Subordinated Notes are not entitled to accelerate the maturity of the Subordinated Notes upon a payment default or a default by us in the performance of any covenant contained in the subordinated indenture. See "Description of Debt Securities -- Subordinated
Securities -- Defaults and Waivers" in the attached prospectus. Unless otherwise specified in the applicable pricing supplement, the Subordinated Notes are not convertible into or exchangeable for any other securities.

     We are offering the Notes on a continuing basis. Each Note will mature on a Business Day from 9 months to 100 years from its date of issue, as agreed between us and the purchaser. Unless otherwise specified in the applicable pricing supplement, the Notes will not be redeemable prior to maturity and there will be no sinking fund established for the Notes.

     The Notes may bear interest at (A) a fixed rate, which may be zero in the case of certain discounted Notes, or (B) a floating rate. Interest on floating rate Notes will be determined, and adjusted periodically, by reference to an interest rate index or formula. We may issue Notes at prices less than their stated principal amount. Those discounted Notes may or may not bear interest payable on a periodic basis, and certain of those discounted Notes may be designated in the attached pricing supplement as "Original Issue Discount Notes". For a definition of "Original Issue Discount Notes" as well as a discussion of certain United States federal income tax consequences relating to those Notes, see "Certain United States Federal Income Tax Consequences" below. Unless otherwise specified in the applicable pricing supplement, the amount payable to the holder of an Original Issue Discount Note upon an acceleration of its maturity will equal its adjusted issue price (which will be less than the amount payable at maturity).

     Unless otherwise specified in the applicable pricing supplement, the Notes will be denominated in U.S. dollars and we will make all payments of principal of and interest on the Notes in U.S. dollars. Except as otherwise specified in the applicable pricing supplement, the authorized denominations of the Notes denominated in U.S. dollars will be U.S. $1,000 and integral multiples of U.S. $1,000 in excess of $1,000.

     Each Note will be issued in fully registered form without coupons. Each Note will be issued initially either in definitive, certificated form or in global form. We will deposit Notes in global form with, or on behalf of, DTC, as depository, as described in the attached prospectus under the heading "Description of Debt Securities -- Permanent Global Debt Securities".

     Notes in certificated form may be presented for registration of transfer or exchange at the corporate trust office of The Chase Manhattan Bank in the Borough of Manhattan, The City of New York. Unless otherwise specified in the applicable pricing supplement, we will pay interest on certificated Notes, other than interest payable upon maturity or upon earlier redemption or repayment, by check to the person in whose name a certificated Note is registered at the close of business on the applicable record date before each interest payment date. However, a holder of $10,000,000 or more in aggregate principal amount of certificated Notes of like tenor and terms will be entitled to receive payment in U.S. dollars by wire transfer of immediately available funds if appropriate payment instructions have been received in writing by the paying agent not less than 15 calendar days prior to the applicable interest payment date. Interest payable on certificated Notes at maturity or upon earlier redemption or repayment of principal will be payable to the person to whom principal is payable. At maturity or upon earlier redemption or repayment, payments of principal and interest will be made only upon presentment of the certificated Note to the paying agent.

     Unless otherwise specified in the applicable pricing supplement, the paying agent for the Notes will initially be The Chase Manhattan Bank.

INTEREST AND INTEREST RATES

     Unless otherwise specified in the applicable pricing supplement, each Note will accrue interest from and including its date of issue. The applicable pricing supplement will designate whether a particular Note is a fixed rate Note or a floating rate Note. The interest rate on the Notes will never be higher than the maximum rate permitted by applicable law. Under New York law as in effect on the date of this prospectus supplement, the maximum rate of interest is 25% per year on a simple interest basis. This limit does not apply to Notes in a principal amount of $2,500,000 or more.

     Interest on a Note will be payable on the first interest payment date following its date of issue. However, if the date of a Note's issue is on or after the record date for that interest payment date, interest will be payable beginning on the second interest payment date following the Note's issue. Unless otherwise specified in the applicable pricing supplement, the record date for any interest payment date will be the 15th day prior to that interest payment date.

     If any interest payment date with respect to any floating rate Note, other than an interest payment date that is also the maturity date of that Note, falls on a day that is not a Business Day (or, in the case of a LIBOR Note, a day that is not a London Business Day), that interest payment date will be postponed to the next day that is a Business Day or London Business Day, as the case may be, and interest will continue to accrue. However, in the case of a LIBOR Note, if the next London Business Day is in the following calendar month, the interest payment date will be the preceding London Business Day. A "Business Day" is any day, other than a Saturday, Sunday or other day that, in New York City, banking institutions generally are authorized or required to close. A "London Business Day" is a Business Day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     If the maturity date of any floating rate or fixed rate Note, or an interest payment date for any fixed rate Note, falls on a day that is not a Business Day (or London Business Day, in the case of the maturity date of a LIBOR Note), payment of principal, premium, if any, and interest with respect to that Note will be paid on the next Business Day (or London Business Day, as the case may be), and no interest on that payment will accrue from and after that maturity date or interest payment date.

FIXED RATE NOTES

     The pricing supplement for a fixed rate Note will designate a fixed rate of interest per year payable on the Notes (which may be zero). Fixed rate Notes may bear one or more annual rates of interest as specified in the applicable pricing supplement. Interest payments, if any, on fixed rate Notes will be made on the interest payment dates specified in the applicable pricing supplement. Interest, if any, on fixed rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

FLOATING RATE NOTES

     The pricing supplement for a floating rate Note will specify the following terms that apply to that Note:

     - the interest rate basis or index to be used to determine the Note's interest rate;

     - the "Index Maturity", which means the period to maturity of the instrument or obligations on which the Note's interest rate index is based. For example, LIBOR may be different for one-month U.S. dollar deposits and three-month U.S. dollar deposits. If the attached pricing supplement indicates LIBOR as the index and three months as the Index Maturity, we will pay interest on the Note based on LIBOR for three-month U.S. dollar deposits;

     - the frequency of changes of the interest rate on the Note, which may be daily, weekly, monthly, quarterly, semi-annually or annually;

     - the dates as of which the Calculation Agent will determine each new interest rate (the "Interest Determination Dates"), if different from those specified in this prospectus supplement; and

     - the "Reset Dates", which are the dates on which each interest rate will change, if different from those specified in the Glossary.

     The applicable pricing supplement will also specify any of the following terms that may apply to a floating rate Note:

     - the "Spread", which is the number of basis points that must be added to or subtracted from the applicable interest rate basis or index to determine the interest rate of the Note. For example, assuming a Note bears interest at LIBOR plus a Spread of .01%, if LIBOR in effect for a particular interest period is 5.00% per year, that Note will bear interest for that interest period at a rate equal to 5.01% per year;

     - the "Spread Multiplier", which is the number by which the applicable interest rate index or formula must be multiplied to determine the interest rate of the Note. For example, assuming a Note bears interest at LIBOR times a Spread Multiplier of 90%, if LIBOR in effect for a particular interest period is 5.00% per year, that Note will bear interest for that interest period at a rate equal to 4.50% per year;

     - the "Maximum Interest Rate" or the ceiling on the interest rate of the Note for any interest period; and

     - the "Minimum Interest Rate" or the floor on the interest rate of the Note for any interest period.

     Unless otherwise specified in the applicable pricing supplement, The Chase Manhattan Bank will be the "Calculation Agent" with respect to the calculation of rates of interest payable on floating rate Notes. Upon the request of a registered holder of a floating rate Note, the Calculation Agent will provide the interest rate then in effect and, if different, the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date with respect to that floating rate Note. The holder of any floating rate Note as to which The Chase Manhattan Bank is the Calculation Agent may call 212-946-3481 for interest rate information.

     Unless otherwise specified in the applicable pricing supplement, each interest payment on any floating rate Note will include interest accrued from and including the date of issue or the last date to which interest has been paid, as the case may be, to but excluding the applicable interest payment date or the date of maturity, as the case may be.

     Accrued interest on a floating rate Note will be calculated by multiplying the principal amount of the Note by an accrued interest factor. The Calculation Agent will compute the accrued interest factor by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable pricing supplement, the Calculation Agent will compute the interest factor for each day by dividing the interest rate in effect on that day by (A) the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes or (B) 360, in the case of all other floating rate Notes.

     The interest rate on a floating rate Note in effect on any day will be (i) if the day is a Reset Date, the interest rate with respect to the Interest Determination Date relating to that Reset Date, or (ii) if the day is not a Reset Date, the interest rate with respect to the Interest Determination Date relating to the preceding Reset Date. However, unless otherwise specified in the applicable pricing supplement, the interest rate in effect for the ten calendar days prior to the date of maturity will be that in effect on the tenth calendar day prior to the date of maturity. Unless otherwise specified in the applicable pricing supplement, the Calculation Agent will generally determine the initial interest rate on a floating rate Note as if the date of issue of that Note were a Reset Date.

     Except as otherwise specified in the applicable pricing supplement, the Calculation Agent will round all percentages and decimals resulting from any calculation of interest on floating rate Notes, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, the Calculation Agent will round 6.555545% (or .06555545) to 6.55555% (or .0655555) and the Calculation Agent
will round 6.555544% (or .06555544) to 6.55554% (or .0655554). The Calculation
Agent will also round all dollar amounts used in or resulting from any calculation to the nearest cent (with one-half cent being rounded upwards).

     The following table sets forth, for each of the most common interest rate indices that we may use, the source in which we expect the index to be published and the Interest Determination Date for Notes with interest rates based on that index. Following the chart below, we have described with greater specificity the procedures to determine interest rates based on each index specified below. If we elect to have different Interest Determination Dates apply to any floating rate Note, we will specify those Interest Determination Dates in the applicable pricing supplement.

                                                                                  INTEREST
         INDEX                     PRIMARY SOURCE OF RATE                    DETERMINATION DATE
         -----                     ----------------------                    ------------------
CD Rate.................  H.15(519) under the heading "CDs (secon-  Second Business Day preceding the
                          dary market)"                             Reset Date
Commercial Paper Rate...  H.15(519) under the heading "Commercial   Second Business Day preceding the
                          paper -- Nonfinancial"                    Reset Date
Federal Funds
  Rate..................  H.15(519) under the heading "Federal      Second Business Day preceding the
                          funds (effective)"                        Reset Date
LIBOR...................  Bridge Telerate, Inc. (and if the Index   Second London Business Day preceding
                          Currency is U.S. dollars, page 3750) or,  the Reset Date
                          if "LIBOR Reuters" is specified, the
                          applicable page on Reuters Monitor Money
                          Rates Service
Treasury Rate...........  Bridge Telerate, Inc. page 56 or 57       The day that Treasury bills of the
                          under the heading "INVESTMENT RATE".      Index Maturity are auctioned for the
                                                                    week in which the Reset Date falls
                                                                    (generally Monday, but may be the
                                                                    following Tuesday or preceding Friday
                                                                    if Monday is a holiday)
Prime Rate..............  H.15(519) under the heading "Bank prime   Second Business Day preceding the
                          loan"                                     Reset Date
CMT Rate................  Bridge Telerate, Inc. page 7052 (or       Second Business Day preceding the
                          7051, if specified in the pricing         Reset Date
                          supplement) under the heading ". . .
                          Treasury Constant Maturities . . .
                          Federal Reserve Board Release H.15 . . .
                          Mondays Approximately 3:45"

CD Rate Notes

     A CD Rate Note will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any) specified in the applicable pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, the "CD Rate" for any Interest Determination Date is the rate on that date for negotiable U.S. dollar certificates of deposit having the Index Maturity specified in the pricing supplement, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to that Interest Determination Date under the heading "CDs (secondary market)".

     The Calculation Agent will follow the procedures below if the CD Rate cannot be determined as described above:

     - If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the CD Rate will be the rate on that Interest Determination Date for negotiable U.S. dollar certificates of deposit of the Index Maturity designated in the pricing supplement, as published in H.15 Daily Update, under the heading "CDs (secondary market)" or in another recognized electronic source used for the purpose of displaying that rate.

     - If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the Calculation Agent will determine the CD Rate to be the average of the secondary market offered rates as of 10:00 A.M., New York City time, on that Interest Determination Date, quoted by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City for negotiable U.S. dollar certificates of deposit in a denomination of $5,000,000 of major United States money-center banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity designated in the pricing supplement. The Calculation Agent will select the three dealers referred to above.

     - If fewer than three dealers selected by the Calculation Agent are quoting as mentioned above, the CD Rate will be the CD Rate in effect on that Interest Determination Date.

Commercial Paper Rate Notes

     A Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any) specified in the applicable pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, the "Commercial Paper Rate" for any Interest Determination Date is the Money Market Yield of the rate on that date for commercial paper having the Index Maturity specified in the pricing supplement, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to that Interest Determination Date under the heading "Commercial paper -- Nonfinancial".

     The Calculation Agent will follow the procedures below if the Commercial Paper Rate cannot be determined as described above:

     - If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity designated in the pricing supplement, as published in H.15 Daily Update under the heading "Commercial paper -- Nonfinancial" or in another recognized electronic source used for the purpose of displaying that rate.

     - If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the Calculation Agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of commercial paper in New York City as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the Index Maturity specified in the pricing supplement placed for a nonfinancial issuer whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization. The Calculation Agent will select the three dealers referred to above.

     - If fewer than three dealers selected by the Calculation Agent are quoting as mentioned above, the Commercial Paper Rate will be the Commercial Paper Rate in effect on that Interest Determination Date.

Federal Funds Rate Notes

     A Federal Funds Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any) specified in the applicable pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, the "Federal Funds Rate" for any Interest Determination Date is the rate on that date for Federal Funds, as published in H.15(519) under the heading "Federal funds (effective)", as that rate is displayed on Telerate Page 120 prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to that Interest Determination Date.

     The Calculation Agent will follow the procedures below if the Federal Funds Rate cannot be determined as described above:

     - If the above rate does not appear on Telerate Page 120 by 3:00 P.M., New York City time, on the Calculation Date, the Federal Funds Rate will be the rate on that Interest Determination Date, as published in H.15(519) (or if not published in H.15(519), in H.15 Daily Update) under the heading "Federal funds (effective)" or in another recognized electronic source used for the purpose of displaying that rate.

     - If that rate does not appear on Telerate Page 120 or is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the Calculation Agent will determine the Federal Funds Rate to be the average of the rates for the last transaction in overnight Federal funds arranged by three leading brokers of Federal funds transactions in New York City as of 9:00 A.M., New York City time, on that Interest Determination Date. The Calculation Agent will select the three brokers referred to above.

     - If fewer than three brokers selected by the Calculation Agent are quoting as mentioned above, the Federal Funds Rate will be the Federal Funds Rate in effect on that Interest Determination Date.

LIBOR Notes

     A LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any) specified in the applicable pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, the Calculation Agent will determine LIBOR as follows:

     On each Interest Determination Date:

     - If "LIBOR Telerate" is specified in the applicable pricing supplement, "LIBOR" will be the rate for deposits in the Index Currency having the Index Maturity specified in the pricing supplement beginning on the second London Business Day immediately following the applicable Interest Determination Date, as that rate appears on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date.

     - If "LIBOR Reuters" is specified in the applicable pricing supplement, "LIBOR" will be the average of the offered rates for deposits in the Index Currency having the Index Maturity specified in the pricing supplement beginning on the second London Business Day immediately following the applicable Interest Determination Date, as those rates appear on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date, if at least two offered rates appear on the Designated LIBOR Page. If the Designated LIBOR Page by its terms provides only for a single rate, the Calculation Agent will use that single rate regardless of the foregoing provisions requiring more than one rate.

     On any Interest Determination Date on which fewer than the required number of applicable rates appear or no rate appears on the Designated LIBOR Page, the Calculation Agent will determine LIBOR as follows:

     - LIBOR will be determined on the basis of the offered rates at which deposits in the Index Currency having the Index Maturity designated in the pricing supplement beginning on the second London Business Day immediately following the Interest Determination Date and in a principal amount that is representative of a single transaction in the Index Currency in that market at that time are offered by four major banks in the London interbank market at approximately 11:00 A.M., London time, on the Interest Determination Date to prime banks in the London interbank market. The Calculation Agent will select the four banks and request the principal London office of each of those banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for that Interest Determination Date will be the average of those quotations.

     - If fewer than two quotations are provided as mentioned above, LIBOR will be the average of the rates quoted by three major banks in New York City at approximately 11:00 A.M., New York City time, on the Interest Determination Date for loans to leading European banks in the Index Currency having the Index Maturity designated in the pricing supplement beginning on the second London Busi-ness Day immediately following the Interest Determination Date and in a principal amount that is representative for a single transaction in the Index Currency in that market at that time. The Calculation Agent will select the three banks referred to above.

     - If fewer than three banks selected by the Calculation Agent are quoting as mentioned above, LIBOR will be LIBOR in effect on the Interest Determination Date.

Treasury Rate Notes

     A Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any) specified in the applicable pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, the "Treasury Rate" for any Interest Determination Date is the rate set at the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity designated in the pricing supplement, as it appears on Telerate Page 56 or 57 by 3:00 P.M., New York City time, on the Calculation Date pertaining to that Interest Determination Date under the heading "INVESTMENT RATE".

     The Calculation Agent will follow the procedures below if the Treasury Rate cannot be determined as described above:

     - If the above rate does not appear on Telerate Page 56 or 57 by 3:00 P.M., New York City time, on the Calculation Date, the Treasury Rate will be the rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of those Treasury bills having the Index Maturity specified in the pricing supplement, as published in H.15(519) (or if not published in H.15(519), in H.15 Daily Update) under the heading "U.S. Government Securities/Treasury bills/ Auction high" or in another recognized electronic source used for the purpose of displaying that rate.

     - If the above rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, the Treasury Rate will be the auction rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury.

     - If the results of the most recent auction of Treasury bills having the Index Maturity designated in the pricing supplement are not published or announced as described above by 3:00 P.M., New York City time, on the Calculation Date, or if no auction is held in a particular week, the Treasury Rate will be the rate (expressed as a bond equivalent on the basis of a year or 365 or 366 days, as applicable, and applied on a daily basis) of those Treasury bills having the Index Maturity specified in the pricing supplement as published in H.15(519) (or if not published in H.15(519), in H.15 Daily Update) under the heading "U.S. Government Securities/Treasury bills/Secondary market" or in another recognized electronic source used for the purpose of displaying that rate.

     - If the above rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time on the Calculation Date, then the Calculation Agent will determine the Treasury Rate to be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the average of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the pricing supplement. The Calculation Agent will select the three dealers referred to above.

     - If fewer than three dealers selected by the Calculation Agent are quoting as mentioned above, the Treasury Rate will be the Treasury Rate in effect on that Interest Determination Date.

Prime Rate Notes

     A Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any) specified in the Note and the applicable pricing supplement.

     Unless otherwise specified in the Note and the applicable pricing supplement, the "Prime Rate" for any Interest Determination Date is the prime rate or base lending rate on that date, as published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date pertaining to the Interest Determination Date under the heading "Bank prime loan".

     The Calculation Agent will follow the procedures below if the Prime Rate cannot be determined as described above:

     - If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Prime Rate will be the rate as published in H.15 Daily Update under the heading "Bank prime loan" or another recognized electronic source used for the purpose of displaying that rate.

     - If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the Calculation Agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters Screen US Prime 1 as that bank's prime rate or base lending rate as in effect for that Interest Determination Date.

     - If fewer than four rates appear on the Reuters Screen US Prime 1 on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent.

     - If fewer than three banks selected by the Calculation Agent are quoting as mentioned above, the Prime Rate will be the Prime Rate in effect on the Interest Determination Date.

CMT Rate Notes

     A CMT Rate Note will bear interest at the interest rate (calculated with reference to the CMT Rate and the Spread or Spread Multiplier, if any) specified in the applicable pricing supplement.

     Unless otherwise specified in the applicable pricing supplement, the "CMT Rate" for any Interest Determination Date is the rate displayed on the Designated CMT Telerate Page by 3:00 P.M., New York City time, on the Calculation Date pertaining to the Interest Determination Date under the heading ". . . Treasury Constant Maturities. . . Federal Reserve Board Release H.15. . . Mondays Approximately 3:45 P.M.," under the column for the Index Maturity specified in the pricing supplement for:

     - if the Designated CMT Telerate Page is 7051, that Interest Determination Date; or

     - if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week or month in which the related Interest Determination Date occurs.

     The Calculation Agent will follow the procedures below if the CMT Rate cannot be determined as described above:

     - If the above rate is not displayed on the relevant page by 3:00 P.M., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate for the Index Maturity, as published in H.15(519).

     - If that rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate (or other United States Treasury rate) for the Index Maturity for the Interest Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United

       States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519).

     - If that information is not provided by 3:00 P.M., New York City time, on the Calculation Date, then the Calculation Agent will determine the CMT Rate to be a yield to maturity based on the average of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent as described in the following sentence. The Calculation Agent will select five Reference Dealers and will eliminate the highest quotation (or, in the event of equality, one of the highest quotations) and the lowest quotation (or, in the event of equality, one of the lowest quotations), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Index Maturity and a remaining term to maturity of not less than the Index Maturity minus one year.

     - If the Calculation Agent cannot obtain three Treasury Note quotations, the Calculation Agent will determine the CMT Rate to be a yield to maturity based on the average of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three Reference Dealers in New York City (selected using the same method described above) for Treasury Notes with an original maturity of the number of years that is the next highest to the Index Maturity and a remaining term to maturity closest to the Index Maturity and in an amount of at least U.S. $100 million.

     - If three or four but not five Reference Dealers are quoting as described above, then the CMT Rate will be based on the average of the offered rates obtained and neither the highest nor the lowest of those quotations will be eliminated.

     - If fewer than three Reference Dealers selected by the Calculation Agent are quoting as described above, the CMT Rate will be the CMT Rate in effect on the Interest Determination Date.

OTHER PROVISIONS; ADDENDA

     Any provisions relating to the calculation of the interest rate applicable to a Note or any other related matter may be modified as specified in the applicable pricing supplement.

                         CERTAIN UNITED STATES FEDERAL
                            INCOME TAX CONSEQUENCES

     The following summarizes certain United States federal income tax consequences of the ownership of Notes as of the date of this prospectus supplement. Except where noted, this summary deals only with Notes held as capital assets and does not deal with special situations. For example, this summary does not address:

     - tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, tax-exempt entities or life insurance companies;

     - tax consequences to persons holding Notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

     - tax consequences to holders of Notes whose "functional currency" is not the U.S. dollar;

     - alternative minimum tax consequences, if any; or

     - any state, local or foreign tax consequences.

     The discussion below is based upon the provisions of the Internal Revenue Code (the "Code"), and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below. We will summarize any special United States federal tax considerations relevant to a particular issue of the Notes in the applicable pricing supplement.

     If you are considering the purchase of Notes, you should consult your own tax advisors concerning the tax consequences to you in light of your particular situation.

CONSEQUENCES TO UNITED STATES HOLDERS

     The following is a summary of certain United States federal tax consequences that will apply to you if you are a United States Holder of Notes.

     Certain consequences to "Non-United States Holders" of the Notes (which are holders than are not United States Holders) are described under "-- Non-United States Holders" below.

     "United States Holder" means a beneficial owner of a Note that is:

     - a citizen or resident of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust that is subject to the supervision of a court within the United States and the control of one or more United States persons.

Payments of Interest

     Except as set forth below, interest on a Note will generally be taxable to you as ordinary income from domestic sources at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Original Issue Discount

     If you own Notes issued with original issue discount ("OID"), you will be subject to special tax accounting rules, as described in greater detail below. In that case, you should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the Notes, even if denominated as interest, to the extent those payments do not constitute qualified stated interest (as defined below). Notes issued with OID will be referred to as "Original Issue Discount Notes." Notice will be given in the applicable pricing supplement when we determine that a particular Note will be an Original Issue Discount Note.

     A Note with an issue price that is less than its "stated redemption price at maturity" (the sum of all payments to be made on the Note other than "qualified stated interest") generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The "issue price" of each Note in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, if the interest to be paid meets all of the following conditions:

     - it is payable at least once per year;

     - it is payable over the entire term of the Note; and

     - it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

We will give you notice in the attached pricing supplement when we determine that a particular Note will bear interest that is not qualified stated interest.

If you own a Note issued with de minimis OID (i.e., discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity), you generally must include the de minimis OID in income at the time payments (other than qualified stated interest) on the Notes are made in proportion to the amount paid. Any amount of de minimis OID that you have included in income will be treated as capital gain.

     Certain of the Notes may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at the option of the holder. Original Issue Discount Notes containing those features may be subject to rules that differ from the general rules discussed in this prospectus supplement. If you are considering the purchase of Original Issue Discount Notes with those features, you should carefully examine the applicable pricing supplement and should consult your own tax advisors with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the Notes.

     If you own Original Issue Discount Notes with a maturity upon issuance of more than one year, you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the "constant yield method" described in the following paragraph. This method takes into account the compounding of interest. The accruals of OID on an Original Issue Discount Note will generally be less in the early years and more in the later years.

     The amount of OID that you must include in income if you are the initial United States Holder of an Original Issue Discount Note is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of the taxable year in which you held that Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an Original Issue Discount Note may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the Note's adjusted issue price at the beginning of the accrual period times its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over (b) the aggregate of all qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules apply for calculating OID for an initial short accrual period. The "adjusted issue price" of a Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payments made on the Note (other than qualified stated interest) on or before the first day of the accrual period. We are required to provide information returns stating the amount of OID accrued on Notes held of record by persons other than corporations and other exempt holders.

     Floating rate Notes are subject to special OID rules. In the case of an Original Issue Discount Note that is a floating rate Note, both the "yield to maturity" and "qualified stated interest" will be determined solely for purposes of calculating the accrual of OID as though the Note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the Note on its date of issue or, in the case of certain floating rate Notes, the rate that reflects the yield to maturity that is reasonably expected for the Note. Additional rules may apply if:

     - the interest on a floating rate Note is based on more than one interest index; or

     - the principal amount of the Note is indexed in any manner.

     If you are considering the purchase of floating rate Original Issue Discount Notes, you should carefully examine the applicable pricing supplement and should consult your own tax advisors regarding the United States federal income tax consequences to you of holding and disposing of those Notes.

     You may elect to treat all interest on any Note as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You must make this election for the taxable year in which you acquired the Note, and you may not revoke the election without the consent of the Internal Revenue Service (the "IRS"). You should consult with your own tax advisors about this election.

Short-Term Notes

     In the case of Notes having a term of one year or less ("Short-Term Notes"), all payments, including all stated interest, will be included in the stated redemption price at maturity and will not be qualified stated interest. As a result, you will generally be taxed on the discount in lieu of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a Short-Term Note, unless you elect to compute this discount using tax basis instead of issue price. In general, individuals and certain other cash method United States Holders of Short-Term Notes are not required to include accrued discount in their income currently unless they elect to do so (but may be required to include stated interest in income as the income is received). United States Holders that report income for United States federal income tax purposes on the accrual method and certain other United States Holders are required to accrue discount on Short-Term Notes (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. If you are not required, and do not elect, to include discount in income currently, any gain you realize on the sale, exchange or retirement of a Short-Term Note will generally be ordinary income to you to the extent of the discount accrued by you through the date of sale, exchange or retirement. In addition, if you do not elect to currently include accrued discount in income, you may be required to defer deductions for a portion of your interest expense with respect to any indebtedness attributable to the Short-Term Notes.

Market Discount

     If you purchase a Note, other than an Original Issue Discount Note, for an amount that is less than its stated redemption price at maturity or, in the case of an Original Issue Discount Note, its adjusted issue price, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than qualified stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the Note at the time of its payment or disposition. In addition, you may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the Note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the IRS.

Acquisition Premium; Amortizable Bond
Premium

     If you purchase an Original Issue Discount Note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, you will be considered to have purchased that Note at an "acquisition premium." Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the Note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

     If you purchase a Note (including an Original Issue Discount Note) for an amount in excess of the sum of all amounts payable on the Note after the purchase date other than qualified stated interest, you will be considered to have purchased the Note at a "premium" and, if it is an Original Issue Discount Note, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the Note on a constant yield method as an offset to interest when includible in income under your regular accounting method. In the case of instruments that provide for alternative payment schedules, bond premium is calculated by assuming that (A) you will exercise or not exercise options in a manner that maximizes your yield and (B) we will exercise or not exercise options in a manner that minimizes your yield (except that we will be assumed to exercise call options in a manner that maximizes your yield). If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the Note. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS.

Sale, Exchange and Retirement of Notes

     Your tax basis in a Note will, in general, be your cost for that Note, increased by OID, market discount or any discount with respect to a Short-Term Note that you previously included in income, and reduced by any amortized premium and any cash payments on the Note other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a Note, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued qualified stated interest that you did not previously include in income, which will be taxable as such) and the adjusted tax basis of the Note. Except as described above with respect to certain Short-Term Notes or with respect to market discounts, that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

CONSEQUENCES TO NON-UNITED STATES HOLDERS

     The following is a summary of certain United States federal income tax consequences that will apply to you if you are a Non-United States Holder of Notes.

U.S. Federal Withholding Tax

     The 30% U.S. federal withholding tax will not apply to any payment of principal or interest (including OID) on Notes provided that:

     - you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and U.S. Treasury regulations;

     - you are not a controlled foreign corporation that is related to us through stock ownership;

     - you are not a bank whose receipt of interest on the Notes is described in the Code; and

     - either (a) you provide your name and address on an IRS Form W-8, and certify, under penalty of perjury, that you are not a U.S. person or (b) a financial institution holding the Notes on your behalf certifies, under penalty of perjury, that it has received an IRS Form W-8 from you as the beneficial owner and provides us with a copy.

     If you cannot satisfy the requirements described above, payments of premium, if any, and interest, including OID, made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed
(1) IRS Form 1001 claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty or (2) IRS Form 4224 stating that interest paid on the Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

     Except as discussed below, the 30% U.S. federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, retirement or other disposition of Notes.

U.S. Federal Estate Tax

     Your estate will not be subject to U.S. federal estate tax on Notes beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock, within the meaning of the

Code and U.S. Treasury regulations, and (2) interest on those Notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

U.S. Federal Income Tax

     If you are engaged in a trade or business in the United States and premium, if any, or interest, including OID, on the Notes is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest and OID on a net income basis (although exempt from the 30% withholding tax) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, the premium, if any, and interest, including OID, on Notes will be included in earnings and profits.

     Any gain or income realized by you on the disposition of a Note generally will not be subject to U.S. federal income or withholding tax unless:

     (1) that gain or income is effectively connected with the conduct of a trade or business in the United States by you;

     (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

     (3) to the extent the gain is considered accrued but unpaid interest on the Note, the requirements described above are not satisfied.

Information Reporting and Backup Withholding

     In general, you will not be required to provide information reporting and backup withholding regarding payments that we make to you provided that we do not have actual knowledge that you are a U.S. person and we have received from you the statement described above under "U.S. Federal Withholding Tax."

     In addition, you will not be required to pay backup withholding and provide information reporting regarding the proceeds of the sale of a Note made within the United States or conducted through certain U.S. related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

     U.S. Treasury regulations were recently issued that generally modify the information reporting and backup withholding rules applicable to certain payments made after December 31, 1999. In general, the new U.S. Treasury regulations would not significantly alter the present rules discussed above, except in certain special situations.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

NON-DOLLAR DENOMINATED NOTES

     We will summarize the United States federal income tax consequences to you with respect to any Notes we may offer that are denominated in currencies other than U.S. dollars in the applicable pricing supplement.

                              PLAN OF DISTRIBUTION

     We may sell the Notes (A) through agents, (B) through underwriters or dealers or (C) directly to purchasers.

DISTRIBUTION THROUGH AGENTS

     We may sell the Notes on a continuing basis through agents that become parties to a master agency agreement (each an "Agent"), a form of which is filed as an exhibit to the registration statement. Each Agent's obligations are separate and several from those of any other Agent. Each Agent will use reasonable efforts when requested by us to solicit purchases of the Notes. We will pay each Agent a commission to be negotiated at the time of sale. Unless otherwise specified in the applicable pricing supplement, the commission may range from .125% to .750% of the principal amount of each Note sold through that Agent, depending on its stated maturity. As of the date of this prospectus supplement, the Agents include Chase Securities Inc., Bear, Stearns & Co. Inc., Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, PaineWebber Incorporated, Prudential Securities Incorporated, Salomon Smith Barney Inc. and Warburg Dillon Read LLC. Chase Securities Inc. is a wholly owned subsidiary of Chase.

DISTRIBUTION THROUGH UNDERWRITERS

     We may also sell Notes to any Agent, acting as principal, for its own account or for resale to one or more investors or other purchasers, including other broker-dealers.

     The Agents may sell any Notes they have purchased as principal to any dealer at a discount. Unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount to be received by the Agent from us. Unless otherwise specified in the applicable pricing supplement, any Note we sell to an Agent as principal will be purchased by that Agent at a price equal to 100% of the principal amount of that Note less a percentage ranging from .125% to .750% of that principal amount, depending upon the Note's stated maturity. The Agents may resell Notes to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Agents may also resell Notes to certain dealers as described above. After the initial public offering of any Notes, the Agents may change the public offering price and other selling terms.

DIRECT SALES

     We may sell Notes directly to investors, without the involvement of any Agent or underwriter. In this case, we would not be obligated to pay any commission or discount in connection with the sale.

GENERAL INFORMATION

     We will set forth the names of any Agents or other persons through which we sell any Notes, as well as any commissions or discounts payable to those Agents or other persons, in the applicable pricing supplement.

     We will have the sole right to accept offers to purchase Notes and may, in our absolute discretion, reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any proposed purchase of Notes through it.

     Any Agent, underwriter or dealer that participates in the offering of the Notes may be an "underwriter" within the meaning of the Securities Act of 1933. We have agreed to indemnify each Agent and certain other persons against certain liabilities, including liabilities under the Securities Act.

     We may also accept (but not solicit) offers to purchase Notes through additional agents on substantially the same terms and conditions (including commissions) as would apply to purchases by the Agents under the master agency agreement referred to above.

     Unless otherwise specified in the applicable pricing supplement, the Notes will not be listed on any securities exchange. The Agents have advised us that they may from time to time purchase and sell the Notes in the secondary market. However, no Agent is obligated to do so and any Agent may discontinue making a market in the Notes at any time without notice. We can give no assurance as to the existence or liquidity of any secondary market for the Notes.

     The Agents, as well as other agents to or through which we may sell Notes, may engage in transactions with us and perform services for us in the ordinary course of business.

     Chase Securities Inc. is an affiliate of ours by virtue of the fact that we own all the outstanding equity securities of Chase Securities Inc. The offer and sale of any Notes by Chase Securities Inc. will comply with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding a member firm's underwriting securities of an affiliate. As required by Rule 2720, no such offer and sale will be made to any discretionary account without the prior approval of the customer. See "Plan of Distribution" in the attached prospectus.

     Our affiliates, including Chase Securities Inc., may use this prospectus supplement, the attached prospectus and any applicable pricing supplement in connection with offers and sales of the Notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales by these affiliates will be made at prices related to market prices at the time of sale.

     In connection with certain offerings of the Notes, the Agents may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position for the Agents. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. Those activities, if begun, may be discontinued at any time.

                                 LEGAL OPINIONS

     Our counsel, Simpson Thacher & Bartlett, New York, New York, will deliver an opinion for us regarding the validity of the Notes. Cravath, Swaine & Moore, New York, New York, counsel for the Agents, will deliver a similar opinion for the Agents. Cravath, Swaine & Moore has represented and continues to represent us and our subsidiaries in a substantial number of matters on a regular basis.

     In the opinions described above, certain assumptions will be made regarding future action required to be taken by us and the appropriate trustee in connection with the issuance and sale of any particular Notes, the specific terms of those Notes and other matters that may affect the validity of those Notes but that cannot be ascertained on the date of the relevant opinion.

                                    GLOSSARY

     Set forth below are definitions of some of the terms used in this prospectus supplement and not defined in the attached prospectus.

     "Calculation Date" means, with respect to any Interest Determination Date, the date on which the Calculation Agent is to calculate an interest rate for a floating rate Note. Unless otherwise specified in the Note and the applicable pricing supplement, the Calculation Date pertaining to an Interest Determination Date for a floating rate Note will be the first to occur of (a) the tenth calendar day after that Interest Determination Date or, if that day is not a Business Day, the following Business Day and (b) the Business Day preceding the applicable interest payment date or maturity date of that Note, as the case may be. However, LIBOR will be calculated on the Interest Determination Date.

     "Designated CMT Telerate Page" means the display on Bridge Telerate Inc. (or any successor service) on the page specified in the pricing supplement (or any other page that replaces that page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)) or, if no page is specified, page 7052.

     "Designated LIBOR Page" means:

     - if "LIBOR Telerate" is designated in the pricing supplement, the display on Bridge Telerate Inc. for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency; or

     - if "LIBOR Reuters" is designated in the pricing supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency.

     If neither LIBOR Telerate nor LIBOR Reuters is specified, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate (and, if the U.S. dollar is the Index Currency, page 3750) had been specified.

     "H.15(519)" means the publication entitled "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of H.15 (519), available through the website of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/ releases/h15/update, or any successor site or publication.

     "Index Currency" means the currency, including composite currencies, specified in the pricing supplement as the currency for which LIBOR will be calculated. If no currency is specified, the Index Currency will be U.S. dollars.

     "Money Market Yield" means a yield calculated in accordance with the following formula:

                           D X 360
  Money Market Yield =  360 - (D X M)  X 100

where "D" refers to the annual rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     "Reset Date" means the date on which a floating rate Note will begin to bear interest at an interest rate determined as of any Interest Determination Date. Unless otherwise specified in the applicable Note and pricing supplement, the Reset Dates will be:

     - in the case of a floating rate Note that resets daily, each Business Day;

     - in the case of a floating rate Note (other than a Treasury Rate Note) that resets weekly, Wednesday of each week;

     - in the case of a Treasury Rate Note that resets weekly, Tuesday of each week;

     - in the case of a floating rate Note that resets monthly, the third Wednesday of each month;

     - in the case of a floating rate Note that resets quarterly, the third Wednesday of March, June, September and December of each year;

     - in the case of a floating rate Note that resets semi-annually, the third Wednesday of each of two months of each year specified in the pricing supplement; and

     - in the case of a floating rate Note that resets annually, the third Wednesday of one month of each year specified in the pricing supplement.

If a Reset Date would otherwise be a day that is not a Business Day, that Reset Date will be postponed to the next Business Day. However, if a Reset Date for a LIBOR Note would otherwise be a day that is not a London Business Day, that Reset Date will be postponed until the next London Business Day, unless that next London Business Day falls in the following month. In that case, the Reset Date will be the preceding London Business Day. If a Treasury bill auction will be held on any day that would otherwise be a Reset Date for a Treasury Rate Note, then that Reset Date will instead be the Business Day immediately following that auction date.

     "Reuters Screen US Prime 1 Page" means the display on the Reuters Monitor Money Rates Service on the page designated as "US Prime 1" (or any other page that replaces that page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     "Telerate Page 56 or 57 " means the display on Bridge Telerate, Inc. (or any successor since) on page 56 or 57 (or any other page that replaces the applicable page on that service for the purpose of displaying the rate for the most recent auction of Treasury bills).

     "Telerate Page 120" means the display on Bridge Telerate, Inc. (or any successor service) on page 120 (or any other page that replaces that page on that service for the purpose of displaying the Federal funds (effective) rate as reported in H.15(519)).

                             [Chase Manhattan Logo]

                        THE CHASE MANHATTAN CORPORATION

                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK
                                    WARRANTS

                            ------------------------

 WE WILL PROVIDE SPECIFIC TERMS OF THE ABOVE SECURITIES IN SUPPLEMENTS TO THIS
                                  PROSPECTUS.
 YOU SHOULD READ THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT CAREFULLY BEFORE
                                  YOU INVEST.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                   THIS PROSPECTUS IS DATED JANUARY 29, 1999

                                    SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read this document and the attached prospectus supplement, which together give the specific terms of the securities we are offering. You should also read the documents we have referred you to in "Where You Can Find More Information About Chase" on page 5 for information about our company and our financial statements. Certain capitalized terms used in this summary are defined elsewhere in this prospectus.

                        THE CHASE MANHATTAN CORPORATION

The Chase Manhattan Corporation ("Chase", which may be referred to as "we" or "us") is a registered bank holding company. Through various subsidiaries, we conduct domestic and international financial services businesses. At September 30, 1998, we were one of the largest banking institutions in the United States, with $356 billion in assets and $23 billion in stockholders' equity.

Our principal bank subsidiaries are The Chase Manhattan Bank, headquartered in New York, Chase Manhattan Bank USA, National Association, headquartered in Delaware, and Chase Bank of Texas, National Association, headquartered in Texas. Our principal non-bank subsidiary is Chase Securities Inc., which is engaged in securities underwriting and dealing.

                          THE SECURITIES WE MAY OFFER

This prospectus is part of a registration statement (No. 333-70639) (the "registration statement") that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may offer from time to time up to $8,117,182,414 of any of the following securities, either separately or in units: debt, preferred stock, depositary shares, common stock and warrants. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add to, update or change information contained in this prospectus.
DEBT SECURITIES

We may offer our unsecured general obligations, which may be senior (the "Senior Securities") or subordinated (the "Subordinated Securities"). The Senior Securities and the Subordinated Securities are together referred to in this prospectus as the "Debt Securities". The Senior Securities will have the same rank as all of our other unsecured, unsubordinated debt. The Subordinated Securities will be entitled to payment only after payment on our Senior Indebtedness (which is described below and which includes the Senior Securities). In addition, under certain circumstances relating to our insolvency or a similar event, the Subordinated Securities will be entitled to payment only after the payment of claims relating to Additional Senior Obligations (as described below). For the definitions of Senior Indebtedness and Additional Senior Obligations, see "Description of Debt Securities -- Subordinated Securities -- Subordination" below.

The Senior Securities will be issued under an indenture between us and Bankers Trust Company, as trustee. The Subordinated Securities will be issued under an indenture between us and U.S. Bank Trust National Association, as trustee. We have summarized certain general features of the Debt Securities from the indentures. We encourage you to read the indentures (which are exhibits to the registration statement) and our recent periodic and current reports filed with the SEC. Directions on how you can get copies of these reports are provided on page 5.

We are a holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of the Debt Securities will generally have a junior position to claims of creditors of our subsidiaries (except to the extent that Chase is recognized, and receives payment, as a creditor of those subsidiaries). Claims of creditors of our subsidiaries other than Chase include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings.

GENERAL INDENTURE PROVISIONS THAT APPLY TO SENIOR AND SUBORDINATED SECURITIES

- Neither indenture limits the amount of debt that we may issue or provides you with any protection should there be a highly leveraged transaction, recapitalization or restructuring involving Chase.

- The indentures allow us to merge or consolidate with another company, or to sell all or substantially all of our assets to another company. If these events occur, the other company will be required to assume our responsibilities relating to the Debt Securities, and we will be released from all liabilities and obligations.

- The indentures provide that holders of a majority of the total principal amount of outstanding Debt Securities of any series may vote to change certain of our obligations or certain of your rights concerning the Debt Securities of that series. However, to change the amount or timing of principal, interest or other payments under the Debt Securities, every holder in the series must consent.

- If an event of default (as described below) occurs with respect to any series of Debt Securities, the trustee or holders of 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount may rescind this action.

GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SENIOR SECURITIES

We have agreed in the indenture relating to the Senior Securities that we and our subsidiaries will not sell voting stock of The Chase Manhattan Bank, and that The Chase Manhattan Bank will not issue its voting stock, unless the sale or issuance is for fair market value and we and our subsidiaries would own at least 80% of the voting stock of The Chase Manhattan Bank following the sale or issuance. This covenant would not prevent us from completing a merger, consolidation or sale of substantially all of our assets. In addition, this covenant would not prevent the merger or consolidation of The Chase Manhattan Bank into another domestic bank if Chase and its subsidiaries would own at least 80% of the voting stock of the successor entity after the merger or consolidation.

If we satisfy certain conditions in the indenture relating to the Senior Securities, we may discharge that indenture at any time by depositing with the trustee sufficient funds or government obligations to pay the Senior Securities when due.

Events of Default. The indenture relating to the Senior Securities provides that the following are events of default:

- Interest is not paid for 30 days after due date.
- Principal or premium is not paid when due.
- Sinking fund payment is not paid for 5 days after due date.
- Covenant breach continues for 60 days after notice.
- Principal payment default on Chase debt (including Senior Securities of other series) having an aggregate principal amount of more than $25,000,000 is not rescinded within 30 days after notice.
- Acceleration of more than $25,000,000 aggregate principal amount of Chase debt (including Senior Securities of other series) is not rescinded within 30 days after notice.
- Occurrence of certain bankruptcy or insolvency events.
- Occurrence of any other event of default specified in the prospectus supplement.

GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SUBORDINATED SECURITIES

The Subordinated Securities will be subordinated to all Senior Indebtedness, which includes all indebtedness for money borrowed by us, except indebtedness that is stated to be not superior to, or to have the same rank as, the Subordinated Securities. At September 30, 1998, approximately $8.2 billion of Senior Indebtedness was outstanding.

In an insolvency of or similar event relating to Chase, creditors holding Additional Senior Obligations would also be entitled to full payment before we could distribute any amounts to holders of the Subordinated Securities. Additional Senior Obligations include indebtedness for claims under derivative products, including interest, foreign exchange and commodity contracts, but exclude claims under Senior Indebtedness or claims under obligations having the same rank as, or ranking junior to, the Subordinated Securities. At September 30, 1998, approximately $0.4 billion of Additional Senior Obligations were outstanding.

Events of Default. The indenture relating to the Subordinated Securities provides that the following are events of default:

- Occurrence of certain bankruptcy or insolvency events.

- Occurrence of any other event of default specified in the prospectus supplement.

PREFERRED STOCK AND DEPOSITARY SHARES

We may issue our preferred stock, par value $1 per share, in one or more series. We will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions relating to the offering and sale of the series at the time of the offer and sale. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

COMMON STOCK

We may issue our common stock, par value $1 per share. Subject to the rights of holders of our preferred stock, holders of our common stock are entitled to receive dividends when declared by our board of directors (which may also refer to a board committee or officer acting on authority delegated by our board of directors). Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

WARRANTS

We may issue warrants for the purchase of Debt Securities, preferred stock or common stock ("Securities Warrants"). We may also issue warrants for the cash value in U.S. dollars of the right to purchase or sell foreign or composite currencies ("Currency Warrants"). We may issue warrants independently or together with other securities.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS

Our consolidated ratios of earnings to fixed charges and our consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements are as follows:

                                               NINE MONTHS
                                                  ENDED
                                              SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                              -------------   ------------------------------------
                                                  1998        1997    1996    1995    1994    1993
                                                  ----        ----    ----    ----    ----    ----
Earnings to Fixed Charges:
  Excluding Interest on Deposits............      1.77        1.82    1.66    1.90    1.86    1.62
  Including Interest on Deposits............      1.39        1.43    1.32    1.41    1.42    1.31
Earnings to Combined Fixed Charges and
  Preferred Stock Dividend Requirements:
  Excluding Interest on Deposits............      1.74        1.77    1.60    1.82    1.76    1.52
  Including Interest on Deposits............      1.38        1.41    1.30    1.38    1.38    1.27

For purposes of computing the above ratios, earnings represent net income from continuing operations plus total taxes based on income and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest. Fixed charges, including interest on deposits, include all interest expense, one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest.

                      WHERE YOU CAN FIND MORE INFORMATION
                                  ABOUT CHASE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

          (a) Annual Report on Form 10-K for the year ended December 31, 1997;

          (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

          (c) Current Reports on Form 8-K filed on January 21, 1998, January 28, 1998, March 17, 1998, April 24, 1998, May 20, 1998, June 15, 1998, July 24,
     1998, July 30, 1998, September 2, 1998, September 8, 1998, September 11, 1998, September 29, 1998, October 23, 1998, November 18, 1998, December 16, 1998 and January 22, 1999; and

          (d) The descriptions of our common stock and preferred stock contained in our registration statements filed under Section 12 of the Securities Exchange Act of 1934.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

     Office of the Secretary
     The Chase Manhattan Corporation
     270 Park Avenue
     New York, NY 10017
     212-270-4040
YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                        THE CHASE MANHATTAN CORPORATION

GENERAL

Chase is a bank holding company registered under the Bank Holding Company Act of 1956. We were organized as a Delaware corporation in 1968. As of September 30, 1998, we were one of the largest banking institutions in the United States, with $356 billion in assets and $23 billion in stockholders' equity.

Through our subsidiaries, we conduct domestic and international financial services businesses. Our principal bank subsidiaries are The Chase Manhattan Bank, a New York banking corporation (the "Bank"), Chase Manhattan Bank USA, National Association, headquartered in Delaware ("Chase USA"), and Chase Bank of Texas, National Association, headquartered in Texas ("Chase Texas"). Our principal non-bank subsidiary is Chase Securities Inc. ("CSI"), which is engaged in securities underwriting and dealing.

BUSINESS

Our activities are internally organized, for operating purposes, into three major business franchises. A brief description of these business franchises is presented below.

  Global Banking

Our Global Banking business included, as of September 30, 1998:

- Global Markets, which conducts trading and sales of foreign exchange, derivatives, fixed income securities and commodities and our asset/liability management activities;

- Global Investment Banking, which provides financing and advisory services to corporations, financial institutions, financial sponsors and governments;

- Corporate Lending, which provides credit and lending services to clients globally;

- Chase Capital Partners, which provides equity and mezzanine financing in the United States and abroad;

- Global Asset Management and Private Banking, which serves high net worth individuals and families, and institutional, mutual fund and self-directed investors located throughout the world;

- Middle Market, which provides financial services to companies with annual sales ranging from $10 million to $500 million; and

- Chase Texas (other than its consumer and global services businesses), which is the primary bank for more corporations than any other bank in Texas.

  National Consumer Services

Our National Consumer Services business included, as of September 30, 1998:

- Cardmember Services, which includes the fourth-largest bank credit card issuer in the U.S. as of September 30, 1999 as well as Chase's international consumer business;

- Regional Consumer Banking, which maintains a leading share of primary banking relationships among consumers and small businesses in the New York metropolitan tri-state area and which also includes the consumer business of Chase Texas;

- Chase Home Finance, which was the third largest originator and fourth largest servicer of residential mortgage loans in the U.S. as of September 30, 1998; and

- Diversified Consumer Services, a leading provider of automobile financing, student lending and unsecured consumer lending.

  Chase Technology Solutions

Chase Technology solutions combines Chase's Global Services businesses, Information Technology and Operations and Electronic Commerce initiatives into a single group. Global Services is a leading provider of information and transaction services globally and includes custody, cash management, trust and other fiduciary services.

                                USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, redemption of preferred stock, or the financing of possible acquisitions or business expansion. We may invest the net proceeds temporarily or apply them to repay short-term debt until we are ready to use them for their stated purpose.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

We have described below certain general terms that may apply to the Debt Securities. We will describe the particular terms of any Debt Securities we offer to you in the prospectus supplement relating to those Debt Securities.

The Debt Securities will be either Senior Securities or Subordinated Securities. We will issue the Senior Securities under a senior indenture dated as of December 1, 1989 between us and Bankers Trust Company, as trustee. We will issue the Subordinated Securities under a subordinated indenture, as amended and restated as of December 15, 1992, between us and U.S. Bank Trust National Association, as trustee.

The following summary of certain provisions of the indentures with respect to the Senior Securities and the Subordinated Securities is not complete. You should refer to the indentures, copies of which are exhibits to the registration statement. Section references below are to the sections in the applicable indenture.

Neither indenture limits the amount of Debt Securities that we may issue. Each indenture provides that we may issue Debt Securities up to the principal amount we authorize from time to time. The Senior Securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The Subordinated Securities will be unsecured and will be subordinated and junior to all Senior Indebtedness (as defined below under "Subordinated
Securities -- Subordination"). In addition, under certain circumstances relating to our dissolution, winding-up, liquidation or reorganization, the Subordinated Securities will be junior to all Additional Senior Obligations (as defined and to the extent set forth below under "Subordinated Securities -- Subordination").

We are a holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of the Debt Securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that Chase may be recognized, and receives payment, as a creditor of those subsidiaries. Claims of creditors of our subsidiaries other than Chase include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings.

We may issue the Debt Securities in one or more separate series of Senior Securities and/or Subordinated Securities. We will specify in the prospectus supplement relating to a particular series of Debt Securities being offered the particular amounts, prices and terms of those Debt Securities. These terms may include:

- the title and type of the Debt Securities;
- any limit on the aggregate principal amount or aggregate initial offering price of the Debt Securities;
- the purchase price of the Debt Securities;
- the dates on which the principal of the Debt Securities will be payable and the amount payable upon acceleration;
- the interest rates of the Debt Securities, including the interest rates, if any, applicable to overdue payments, or the method for determining those rates, and the interest payment dates for the Debt Securities;
- the places where payments may be made on the Debt Securities;
- any mandatory or optional redemption provisions applicable to the Debt Securities;
- any sinking fund or similar provisions applicable to the Debt Securities;
- the authorized denominations of the Debt Securities (if other than $1,000 and integral multiples of $1,000);
- if denominated in a currency other than U.S. dollars, the currency or currencies, including the euro or other composite currencies, in which payments on the Debt Securities will be payable (which currencies may be different for principal, premium and interest payments);
- any conversion or exchange provisions applicable to the Debt Securities;
- any events of default applicable to the Debt Securities (if not described in this prospectus); and
- any other specific terms of the Debt Securities.

We may issue some of the Debt Securities as original issue discount Debt Securities. Original issue discount Debt Securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount Debt Securities. If we offer other kinds of Debt Securities, including Debt Securities linked to an index or payable in currencies other than U.S. dollars, the prospectus supplement relating to those Debt Securities will also contain any special tax, accounting or other information relating to those Debt Securities.

We will issue the Debt Securities only in fully registered form without coupons. The indentures permit us to issue Debt Securities of a series definitive, certificated form or in permanent global form. You will not be required to pay a service charge for any transfer or exchange of Debt Securities, but we may require payment of any taxes or other governmental charges.

Unless otherwise specified in the prospectus supplement, we will pay principal of (and premium, if any) and interest, if any, on the Debt Securities at the corporate trust office of the Bank in New York City. You may also make transfers or exchanges of Debt Securities at that location. We also have the right to pay interest on any Debt Securities by check mailed to the registered holders of the Debt Securities at their registered addresses. In connection with any payment on a Debt Security, we may require the holder to certify information to Chase. In the absence of that certification, we may rely on any legal presumption to enable us to determine our responsibilities, if any, to deduct or withhold taxes, assessments or governmental charges from the payment.

Neither indenture limits our ability to enter into a highly leveraged transaction or provides you with any special protection in the event of such a transaction. In addition, neither indenture provides special protection in the event of a sudden and dramatic decline in our credit quality resulting from a takeover, recapitalization or similar restructuring of Chase.

We may issue Debt Securities upon the exercise of warrants issued with other Debt Securities or upon exchange or conversion of exchangeable or convertible Debt Securities. The prospectus supplement will describe the specific terms of any of those warrants or exchangeable or convertible securities. It will also describe the specific terms of the Debt Securities issuable upon the exercise, exchange or conversion of those securities. See "Description of Securities Warrants" below.

SENIOR SECURITIES

The Senior Securities will be direct, unsecured general obligations of Chase, will constitute Senior Indebtedness of Chase, and will have the same rank as our other Senior Indebtedness. For a definition of "Senior Indebtedness" see
"-- Subordinated Securities -- Subordination" below.

Limitation on Disposition of Stock of the Bank. The senior indenture contains a covenant by us that, so long as any of the Senior Securities are outstanding, neither we nor any Intermediate Subsidiary (as defined below) will dispose of any shares of voting stock of the Bank, or any securities convertible into, or options, warrants or rights to purchase shares of voting stock of the Bank, except to Chase or an Intermediate Subsidiary. In addition, the covenant provides that neither we nor any Intermediate Subsidiary will permit the Bank to issue any shares of its voting stock, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of its voting stock, nor will we permit any Intermediate Subsidiary to cease to be an Intermediate Subsidiary. However, this covenant is subject to our rights in connection with our consolidation or merger with or into another person or a sale of our assets. These restrictions also will not apply if (1) the disposition of voting stock of the Bank, or any securities convertible into, or options, warrants or rights to purchase shares of voting stock of the Bank, is made for fair market value, as determined by the board of directors of Chase or the Intermediate Subsidiary, and (2) after giving effect to the transaction, we and any one or more of our Intermediate Subsidiaries will collectively own at least 80% of the issued and outstanding voting stock of the Bank or any successor to the Bank free and clear of any security interest. The above covenant also does not restrict the Bank from being consolidated with or merged into another domestic banking corporation if after the merger or consolidation Chase (or its successor) and any one or more Intermediate Subsidiaries own at least 80% of the voting stock of the resulting bank and no event of default (and no event which, after notice or lapse of time or both, would become an event of default) shall have happened and be continuing. The senior indenture defines an Intermediate Subsidiary as a subsidiary (1) that is organized under the laws of any domestic jurisdiction and
(2) of which all the shares of capital stock, and all securities convertible into, and options, warrants and rights to purchase, shares of capital stock, are owned directly by Chase, free and clear of any security interest. As used above, "voting stock" means a class of stock having general voting power under ordinary circumstances, irrespective of the happening of a contingency. The above covenant would not prevent the Bank from engaging in a sale of assets to the extent otherwise permitted by the senior indenture. (Section 1006).

Events of Default. The senior indenture defines an event of default with respect to any series of Senior Securities as any one of the following events:

          (1) default in the payment of interest on any Senior Security of that series and continuance of that default for 30 days;

          (2) default in the payment of principal of (or premium, if any, on) any Senior Security of that series at maturity;

          (3) default in the deposit of any sinking fund payment and continuance of that default for 5 days;

          (4) failure by Chase for 60 days after notice to perform any of the other covenants or warranties in the senior indenture applicable to that series;

          (5)(A) failure by Chase to pay indebtedness for money borrowed by Chase, including Senior Securities of other series, in an aggregate principal amount exceeding $25,000,000, at the later of final maturity or the expiration of any applicable grace period or (B) acceleration of the maturity of indebtedness for money borrowed by Chase, including Senior Securities of other series, in an aggregate principal amount exceeding $25,000,000, if that failure to pay or acceleration results from a default under the instrument giving rise to or securing the indebtedness for money borrowed by Chase and is not rescinded or annulled within 30 days after due notice, unless the default is contested in good faith by appropriate proceedings;

          (6) certain events of bankruptcy, insolvency or reorganization of Chase or the Bank; and

          (7) any other event of default specified with respect to Senior Securities of that series. (Section 501).

If any event of default with respect to Senior Securities of any series occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding Senior Securities of that series may declare the principal amount (or, if the Senior Securities of that series are original issue discount Senior Securities, a specified portion of the principal amount) of all Senior Securities of that series to be due and payable immediately. No such declaration is required upon certain events of bankruptcy. Subject to certain conditions, the holders of a majority in principal amount of the outstanding Senior Securities of that series may annul the declaration and waive past defaults (except uncured payment defaults and certain other specified defaults). (Sections 502 and 513).

We will describe in the prospectus supplement any particular provisions relating to the acceleration of the maturity of a portion of the principal amount of original issue discount Senior Securities upon an event of default.

The senior indenture requires the trustee to, within 90 days after the occurrence of a default known to it with respect to any outstanding series of Senior Securities, give the holders of that series notice of the default if uncured or not waived. The trustee may withhold this notice if it determines in good faith that the withholding of this notice is in the interest of those holders. However, the trustee may not withhold this notice in the case of a payment default. The trustee may not give the above notice until 60 days after the occurrence of a default in the performance of a covenant in the senior indenture other than a covenant to make payment. The term "default" for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default with respect to Senior Securities of that series. (Section 602).

Other than the duty to act with the required standard of care during a default, the trustee is not obligated to exercise any of its rights or powers under the senior indenture at the request or direction of any of the holders of Senior Securities, unless the holders have offered to the trustee reasonable security or indemnity. (Section 603). The senior indenture provides that the holders of a majority in principal amount of outstanding Senior Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. However, the trustee may decline to act if the direction is contrary to law or the senior indenture. (Section 512).

The senior indenture includes a covenant requiring us to file annually with the trustee a certificate of no default, or specifying any default that exists. (Section 1007).

Defeasance and Covenant Defeasance. The senior indenture contains a provision that, if made applicable to any series of Senior Securities, permits us to elect
(1) defeasance, which would discharge us from all of our obligations (subject to limited exceptions) with respect to any Senior Securities of that series then outstanding, and/or (2) covenant defeasance, which would release us from our obligations under certain covenants and from the consequences of an event of default resulting from a breach of those covenants or a cross-default. To make either of the above elections, we must deposit in trust with the trustee money and/or U.S. Government Obligations (as defined below) which through the payment of principal and interest in accordance with their terms will provide sufficient money, without reinvestment, to repay in full those Senior Securities. As used in the senior indenture, U.S. Government Obligations are (A) direct obligations of the United States or of an agency or instrumentality of the United States, in either case that is or is guaranteed as a full faith and credit obligation of the United States and that is not redeemable by the issuer and (B) certain depository receipts with respect to an obligation referred to in clause (A).

As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the Senior Securities will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred. That opinion, in the case of defeasance, but not covenant defeasance, must refer to and be based upon a ruling received by us from the Internal Revenue Service or published as a revenue ruling or upon a change in applicable Federal income tax law.

If we exercise our covenant defeasance option with respect to a particular series of Senior Securities, then even if there were a default under the related covenant, payment of those Senior Securities could not be accelerated. We may exercise our defeasance option with respect to a particular series of Senior Securities even if we previously had exercised our covenant defeasance option. If we exercise our defeasance option, payment of those Senior Securities may not be accelerated because of any event of default. If we exercise our covenant defeasance option and an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. Government Obligations in the defeasance trust could be less than the principal and interest then due on those Senior Securities. This is because the required deposit of money and/or U.S. Government Obligations in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Modification of the Senior Indenture. We and the trustee may modify the senior indenture with the consent of the holders of not less than a majority in principal amount of each series of outstanding Senior Securities affected by the modification. However, without the consent of each affected holder, no such modification may:

- change the stated maturity of any Senior Security;

- reduce the principal amount of (or premium, if any, on) any Senior Security;

- reduce the rate of payment of interest on any Senior Security or change certain other provisions relating to the yield of the Senior Securities;

- change the currency or currencies in which any Senior Security is payable;

- reduce the percentage of holders of outstanding Senior Securities of any series required to consent to any modification, amendment or waiver under the senior indenture; or

- change the provisions in the senior indenture that relate to its modification or amendment. (Section 902).

We and the trustee may amend the senior indenture in certain circumstances without the consent of the holders of Senior Securities in the event we merge with another person, to replace the trustee, to effect modifications that do not affect any outstanding series of Senior Securities, and for certain other purposes.

Consolidation, Merger and Sale of Assets. We may, without the consent of the holders of any Senior Securities, consolidate or merge with any other person or transfer or lease all or substantially all of our assets to another person or permit another corporation to merge into Chase, provided that:

          (1) the successor is a person organized under U.S. law;

          (2) the successor person, if not Chase, assumes our obligations on the Senior Securities and under the senior indenture;

          (3) after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

          (4) certain other conditions are met. (Section 801).

SUBORDINATED SECURITIES

The Subordinated Securities will be direct, unsecured general obligations of Chase. The Subordinated Securities will be subordinate and junior in right of payment to all Senior Indebtedness and, in certain circumstances described below relating to our dissolution, winding-up, liquidation or reorganization, to all Additional Senior Obligations. The subordinated indenture does not limit the amount of debt (including Senior Indebtedness) or Additional Senior Obligations we may incur. As of September 30, 1998, Senior Indebtedness and Additional Senior Obligations totaled approximately $8.6 billion.

Unless otherwise specified in the prospectus supplement, the maturity of the Subordinated Securities will be subject to acceleration only upon our bankruptcy or reorganization. See "Defaults and Waivers" below.

The holders of Subordinated Securities of a series that is specified to be convertible into our common stock will be entitled at certain times specified in the prospectus supplement to convert those convertible Subordinated Securities into common stock, at the conversion price set forth in the prospectus supplement.

The holders of Subordinated Securities of any series may be obligated at maturity, or at any earlier time specified in the prospectus supplement, to exchange that series of Subordinated Securities for Capital Securities. Capital Securities may consist of our common stock, perpetual preferred stock or other capital securities of Chase acceptable to our primary Federal banking regulator, which currently is the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The terms of any such exchange and of the Capital Securities that will be issued upon the exchange will be described in the prospectus supplement. (Article Seventeen). Whenever Subordinated Securities are exchangeable for Capital Securities, we will be obligated to deliver Capital Securities with a market value equal to the principal amount of those Subordinated Securities. In addition, we will unconditionally undertake, at our expense, to sell the Capital Securities in a secondary offering on behalf of any holders who elect to receive cash for the Capital Securities.

Subordination. The Subordinated Securities will be subordinate in right of payment to all Senior Indebtedness and, under certain circumstances described below, to all Additional Senior Obligations.

The subordinated indenture defines "Senior Indebtedness" to mean the principal of (and premium, if any) and interest on all indebtedness for money borrowed by us, whether outstanding on the date the subordinated indenture became effective or created, assumed or incurred after that date (including all indebtedness for money borrowed by another person that we guarantee), except indebtedness that is stated to be not superior to or to have the same rank as the Subordinated Securities. Senior Indebtedness does not include (A) Antecedent Company Subordinated Indebtedness (as defined below), (B) Subordinated Securities issued under the subordinated indenture on or after December 15, 1992, (C) Assumed MHC Subordinated Indebtedness (as defined below), (D) Assumed Heritage Chase Subordinated Indebtedness (as defined below) and (E) other debt of Chase that is expressly stated to have the same rank as the Subordinated Securities or to rank not senior to the Subordinated Securities (that other debt is referred to as "Other Subordinated Indebtedness").

The subordinated indenture defines "Additional Senior Obligations" to mean all indebtedness of Chase for claims in respect of derivative products, such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, except Senior Indebtedness and except obligations that are expressly stated to have the same rank as or to rank not senior to the Subordinated Securities.

At September 30, 1998, we had approximately $8.0 billion of Subordinated Securities issued and outstanding under the subordinated indenture.

Antecedent Company Subordinated Indebtedness means all outstanding subordinated indebtedness of Chase issued prior to December 15, 1992 (other than Assumed MHC Subordinated Indebtedness and Assumed Heritage Chase Subordinated Indebtedness). At September 30, 1998, we had approximately $1.0 billion of Antecedent Company Subordinated Indebtedness outstanding.

Assumed MHC Subordinated Indebtedness means all outstanding subordinated indebtedness of Chase that was assumed by us as a result of the merger of Manufacturers Hanover Corporation into Chase. At September 30, 1998, we had approximately $150 million of Assumed MHC Subordinated Indebtedness outstanding.

Assumed Heritage Chase Subordinated Indebtedness means all outstanding subordinated indebtedness of Chase that was assumed by us as a result of the merger of The Chase Manhattan Corporation into Chase. At September 30, 1998, we had approximately $3.6 billion of Assumed Heritage Chase Subordinated Indebtedness outstanding.

At September 30, 1998, we had approximately $436 million of Other Subordinated Indebtedness outstanding that ranked equally with the Subordinated Securities.

Under the subordinated indenture, we may not make any payment on the Subordinated Securities or exchange any Subordinated Securities for Capital Securities in the event:

- we have failed to make full payment of all amounts of principal (and premium, if any) and interest, if any, due on all Senior Indebtedness; or

- there shall exist any event of default or any event which, with notice or lapse of time or both, would become such an event of default on any Senior Indebtedness.

In addition, upon our dissolution, winding-up, liquidation or reorganization:
(1) we must pay to the holders of Senior Indebtedness the full amounts of principal of (and premium, if any) and interest, if any, on that Senior Indebtedness before any payment or distribution is made on the Subordinated Securities, and (2) if, after we have made those payments on the Senior Indebtedness, (A) there are amounts available for payment on the Subordinated Securities and (B) creditors in respect of Additional Senior Obligations have not received their full payments, then we will first use amounts available for payment on the Subordinated Securities to pay in full all Additional Senior Obligations before we may make any payment on the Subordinated Securities.

No series of our subordinated securities will be subordinated to any of our other series of subordinated securities. However, Antecedent Company Subordinated Indebtedness is subordinated only to Senior Indebtedness; Subordinated Securities and Other Subordinated Indebtedness are subordinated to Senior Indebtedness and, in certain circumstances relating to our dissolution, winding-up, liquidation or reorganization, to Additional Senior Obligations; Assumed MHC Subordinated Indebtedness is subordinated to Senior Indebtedness, Additional Senior Obligations and all of our other obligations to our creditors, except any obligation that is expressly stated to have the same rank as, or to rank not senior to, the Assumed MHC Subordinated Indebtedness; and Assumed Heritage Chase Subordinated Indebtedness is subordinated to Senior Indebtedness, Additional Senior Obligations and all of our other obligations to our creditors, except any obligation that is expressly stated to have the same rank as, or to rank junior to, the Assumed Heritage Chase Subordinated Indebtedness. As a result of the differences between the subordination provisions applicable to the Subordinated Securities, the Antecedent Com-pany Subordinated Indebtedness, the Other Subordinated Indebtedness, the Assumed MHC Subordinated Indebtedness and the Assumed Heritage Chase Subordinated Indebtedness, in the event of our dissolution, winding-up, liquidation or reorganization, the holders of Subordinated Securities and Other Subordinated Indebtedness may receive less, proportionately, than the holders of Antecedent Company Subordinated Indebtedness, but more, proportionately, than the holders of Assumed MHC Subordinated Indebtedness and Assumed Heritage Chase Subordinated Indebtedness.

Limitation on Disposition of Voting Stock of the Bank. Except as noted below, the subordinated indenture does not contain a covenant prohibiting us from selling or otherwise disposing of any shares of voting stock of the Bank, or securities convertible into, or options, warrants or rights to purchase shares of voting stock of the Bank. The subordinated indenture also does not prohibit the Bank from issuing any shares of its voting stock or securities convertible into, or options, warrants or rights to purchase shares of its voting stock. However, the subordinated indenture does contain a covenant, which is for the exclusive benefit of holders of the Antecedent Company Subordinated Indebtedness and which is subject to the provisions described below under "Consolidation, Merger and Sale of Assets", that we will not sell or otherwise dispose of any shares of voting stock of the Bank, or securities convertible into, or options, warrants or rights to purchase shares of voting stock of the Bank, nor will we permit the Bank to issue any shares of its voting stock, or securities convertible into, or options, warrants or rights to purchase shares of its voting stock. However, the covenant does not prohibit:

- issuances or sales of directors' qualifying shares;

- issuances or sales of shares to us;

- sales or other dispositions or issuances for fair market value, as determined by our board of directors, so long as we would continue to own directly or indirectly not less than 80% of the issued and outstanding shares of the voting stock of the Bank;

- sales or other dispositions or issuances made in compliance with an order or direction of a court or regulatory authority of competent jurisdiction; and

- sales of voting stock by the Bank to its shareholders if those sales do not reduce the percentage of shares of voting stock owned by us. (Section 5.07).

Defaults and Waivers. The subordinated indenture defines an event of default with respect to any series of Subordinated Securities as:

- any one of certain events of bankruptcy or reorganization affecting Chase; or

- any other event of default specified with respect to Subordinated Securities of that series. (Section 7.01).

If an event of default occurs and is continuing with respect to any outstanding series of Subordinated Securities, the trustee or the holders of at least 25% in aggregate principal amount of that outstanding series of Subordinated Securities may declare the principal (or, in the case of original issue discount Subordinated Securities, a specified amount of principal) of all Subordinated Securities of that series to be due and payable immediately in cash. Subject to certain conditions, the holders of not less than a majority in aggregate principal amount of the Subordinated Securities of that series may annul any such declaration and waive certain past defaults. (Section 7.01). The right of the holders of Subordinated Securities of a series to demand payment in cash upon the occurrence and continuance of an event of default will continue to exist so long as the Subordinated Securities of that series have not been exchanged or converted. Any such right to enforce that payment in cash would, in the event of the bankruptcy or reorganization of Chase, be subject to the broad equity powers of a Federal bankruptcy court and to its determination of the nature and status of the payment claims of the holders of the Subordinated Securities. Prior to any declaration of acceleration, the holders of a majority in aggregate principal amount of the applicable series of Subordinated Securities may waive any past default or event of default, except a payment default. (Section 7.07).

Unless otherwise provided in the terms of a series of Subordinated Securities, there will be no right of acceleration of the payment of principal of the Subordinated Securities of that series upon a default in the payment of principal or interest or a default in the performance of any covenant or agreement in the Subordinated Securities or the subordinated indenture. In the event of a default in the payment of interest or principal (including a default in the delivery of any Capital Securities in exchange for Subordinated Securities) or in the performance of any covenant or agreement in the Subordinated Securities or the subordinated indenture, the trustee may, subject to certain limitations and conditions, seek to enforce that payment (or delivery) or the performance of that covenant or agreement.

The subordinated indenture requires the trustee, within 90 days after the occurrence of a default with respect to the Subordinated Securities of any series, to give the holders of that series notice of all uncured defaults known to it (the term "default" being defined to include the events specified above without grace periods or notice). However, except in certain cases involving the bankruptcy or reorganization of Chase, a payment default or a default in the obligation to deliver Capital Securities in exchange for Subordinated Securities, the trustee may withhold the notice if it determines in good faith that the withholding of the notice is in the interest of those holders. (Section 7.08). We are required to furnish to the trustee annually an officers' certificate as to the absence of defaults under the subordinated indenture. (Section 5.06).

Other than the duties of the trustee to act with the required standard of care during a default, the trustee is not obligated to exercise any of its rights or powers under the subordinated indenture at the request or direction of any of the holders of the Subordinated Securities, unless those holders shall have offered to the trustee reasonable security or indemnity. Subject to that provision for security or indemnification, the holders of a majority in principal amount of the Subordinated Securities of any series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the trustee with respect to the Subordinated Securities of that series. (Sections 7.07 and 8.02).

Modification of the Subordinated Indenture. The subordinated indenture contains provisions permitting us and the trustee to modify the subordinated indenture or the rights of the holders of the Subordinated Securities with the consent of the holders of not less than a majority in principal amount of each outstanding series of the Subordinated Securities affected by the modification. However, no such modification may, without the consent of each holder of Subordinated Securities affected by the modification:

- change the stated maturity date of the principal of, or any installment of principal of or interest on, any Subordinated Security;

- reduce the principal amount of (or premium, if any) or interest, if any, on any Subordinated Security;

- reduce the portion of the principal amount of an original issue discount Subordinated Security payable upon acceleration of the maturity of that Subordinated Security;

- reduce any amount payable upon redemption of any Subordinated Security;

- change the place or places where, or the currency in which, any Subordinated Security or any premium or interest is payable;

- change the definition of market value;

- impair the right of any holders of Subordinated Securities of any series to receive on any exchange date for Subordinated Securities of that series Capital Securities with a market value equal to that required by the terms of the Subordinated Securities;

- impair the conversion rights (if any) of any holders;

- impair the right of a holder to institute suit for the enforcement of any payment on or with respect to any Subordinated Security (including any right of redemption at the option of the holder of that Subordinated Security) or impair any rights to the delivery of Capital Securities in exchange for any Subordinated Security or to require Chase to sell Capital Securities in a secondary offering or to require the delivery of common stock, Debt Securities or other property upon conversion of Subordinated Securities;

- reduce the above-stated percentage of Subordinated Securities of any series the consent of the holders of which is necessary to modify or amend the subordinated indenture or reduce the percentage of Subordinated Securities of any series the holders of which are required to waive any past default or event of default;

- modify the foregoing requirements. (Section 11.02).

The subordinated indenture permits us and the trustee to amend the subordinated indenture in certain circumstances without the consent of the holders of Subordinated Securities in the event of the merger of Chase, the replacement of the trustee, to effect modifications which do not affect any outstanding series of Subordinated Securities and for certain other purposes. (Section 11.01).

Consolidation, Merger and Sale of Assets. We may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets as an entirety to any other corporation, unless (1) we are the continuing corporation or the successor corporation expressly assumes the payment of the principal of (including issuance and delivery of Capital Securities) and premium, if any, and interest, if any, on the Subordinated Securities and the performance and observance of all the covenants and conditions of the subordinated indenture binding upon us, and (2) we or the successor corporation shall not, immediately after merger, consolidation, sale or conveyance, be in default in the performance of any such covenant or condition. (Article Twelve).

PERMANENT GLOBAL DEBT SECURITIES

We may issue certain series of the Debt Securities as permanent global Debt Securities and deposit them with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to Debt Securities issued in permanent global form and for which The Depositary Trust Company ("DTC") acts as depositary (the "global Debt Securities").

Each global Debt Security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global Debt Securities are not exchangeable for definitive, certificated Debt Securities.

Only institutions that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants may own beneficial interests in a global Debt Security. DTC will maintain records reflecting ownership of beneficial interests by participants in the global Debt Securities and transfers of those interests. Participants will maintain records evidencing ownership of beneficial interests in the global Debt Securities by persons that hold through those participants and transfers of those interests within those participants. DTC has no knowledge of the actual beneficial owners of the Debt Securities. You will not receive written confirmation from DTC of your purchase of a beneficial interest in a global Debt Security, but we do expect that you will receive written confirmations providing details of the transaction, as well as periodic statements of your holdings, from the participant through which you entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in definitive, certificated form. Those laws may impair your ability to transfer beneficial interests in a global Debt Security.

DTC has advised us that upon the issuance of a global Debt Security and the deposit of that global Debt Security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global Debt Security to the accounts of its participants.

We will make payment of principal of, and interest on, Debt Securities represented by a global Debt Security to DTC or its nominee, as the case may be, as the registered owner and holder of the global Debt Security representing those Debt Securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global Debt Security, DTC will immediately credit accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global Debt Security, as shown in the records of DTC. Standing instructions and customary practices will govern payments by participants to owners of beneficial interests in a global Debt Security held through those participants, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Those payments will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, the trustees nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a global Debt Security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to those beneficial interests.

A global Debt Security is exchangeable for definitive Debt Securities registered in the name of a person other than DTC or its nominee only if:

          (a) DTC notifies us that it is unwilling or unable to continue as depositary for that global Debt Security or DTC ceases to be registered under the Securities Exchange Act of 1934;

          (b) we determine in our discretion that the global Debt Security will be exchangeable for definitive Debt Securities in registered form; or

          (c) there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the Debt Securities.

Any global Debt Security that is exchangeable as described in the preceding sentence will be exchangeable in whole for definitive, certificated Debt Securities in registered form, of like tenor and of an equal aggregate principal amount as the global Debt Security, in denominations specified in the applicable prospectus supplement (if other than $1,000 and integral multiples of $1,000). The registrar will register the definitive Debt Securities in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global Debt Security. We will make payment of any principal and interest on the definitive Debt Securities and will register transfers and exchanges of those definitive Debt Securities at the corporate trust office of the Bank in the Borough of Manhattan, The City of New York. However, we may elect to pay interest by check mailed to the address of the person entitled to that interest payment as of the record date, as shown on the register for the Debt Securities.

Except as provided above, as an owner of a beneficial interest in a global Debt Security, you will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holder of Debt Securities for any purpose under the applicable indenture. No global Debt Security will be exchangeable except for another global Debt Security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, you must rely on the procedures of DTC and the participant through which you own your interest to exercise any rights of a holder under the global Debt Security or the applicable indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global Debt Security desires to take any action that a holder is entitled to take under the Debt Securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to take that action, and those participants would authorize beneficial owners owning through those participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. (the "NASD"). Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

INFORMATION CONCERNING THE TRUSTEES

We, the Bank and certain of our other subsidiaries maintain deposits and conduct other banking transactions with each of the trustees under the indentures in the ordinary course of business.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

Our certificate of incorporation authorizes our board of directors to cause preferred stock to be issued in one or more series, without stockholder action. The board of directors is authorized to issue up to 200,000,000 shares of preferred stock, $1 par value per share, and can determine the number of shares of each series, and the rights, preference and limitations of each series. We may amend our certificate of incorporation to increase the number of authorized shares of preferred stock in a manner permitted by our certificate of incorporation and the Delaware General Corporation Law. As of the date of this prospectus, we have six series of preferred stock outstanding, which are described below under "Outstanding Preferred Stock".

Under regulations adopted by the Federal Reserve Board, if the holders of any series of our preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a "class of voting securities." In that case, a holder of 25% or more of the series, or a holder of 5% or more if that holder would also be considered to exercise a "controlling influence" over Chase, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act of 1956. In addition, (1) any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire or retain 5% or more of that series, and (2) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of that series.

We will describe the particular terms of any series of preferred stock being offered in the prospectus supplement relating to that series of preferred stock. Those terms may include:

- the number of shares being offered;
- the title and liquidation preference per share;
- the purchase price;
- the dividend rate (or method for determining that rate);
- the dates on which dividends will be paid;
- whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to accumulate;
- any applicable redemption or sinking fund provisions;
- any applicable conversion provisions;
- whether we have elected to offer depositary shares with respect to that series of preferred stock; and
- any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to that series of preferred stock.

If the terms of any series of preferred stock being offered differ from the terms set forth below, we will also disclose those terms in the prospectus supplement relating to that series of preferred stock. The following summary is not complete. You should refer to the certificate of designations relating to the series of the preferred stock being offered for the complete terms of that preferred stock. We will file that certificate of designations with the SEC promptly after the offering of the preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, in the event we liquidate, dissolve or wind-up our business, each series of preferred stock being offered will have the same rank as to dividends and distributions as our currently outstanding preferred stock and each other series of preferred stock we may offer in the future by use of this prospectus. The preferred stock will have no preemptive rights.

DIVIDEND RIGHTS

If you purchase preferred stock being offered by use of this prospectus and an applicable prospectus supplement, you will be entitled to receive, when, as and if declared by our board of directors, cash dividends at the rates and on the dates set forth in the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. We will pay each dividend to the holders of record as they appear on our stock books (or, if applicable, the records of the depositary referred to below under "-- Depositary Shares") on record dates determined by the board of directors. Dividends on any series of the preferred stock may be cumulative or noncumulative, as specified in the prospectus supplement. If the board of directors fails to declare a dividend on any series of preferred stock for which dividends are noncumulative, then your right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not we declare dividends for any future dividend period.

We may not declare or pay any dividend on any series of preferred stock, unless, for the dividend period commencing after the immediately preceding dividend payment date, we have previously declared and paid or we contemporaneously declare and pay full dividends (and cumulative dividends still owing, if any) on all other series of preferred stock which rank equally with or senior to that series of preferred stock. If we do not pay the dividends on those equally and senior ranking series in full, we may only declare dividends pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other equally or senior ranking series of preferred stock will bear to each other the same ratio that accrued dividends per share on that series of preferred stock and those other series bear to each other. In addition, generally, unless we have paid full dividends, including cumulative dividends still owing, if any, on all outstanding shares of any series of preferred stock, we may not declare or pay dividends on our common stock and generally we may not redeem or purchase any common stock. We will not pay interest or any sum of money in lieu of interest on any dividend payment or payments that may be in arrears.

We will compute the amount of dividends payable for each dividend period by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

RIGHTS UPON LIQUIDATION

In the event we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, if you purchase preferred stock offered by use of this prospectus and an applicable prospectus supplement, you will be entitled to receive liquidating distributions in the amount set forth in the prospectus supplement, plus accrued and unpaid dividends, if any, before we make any distribution of assets to the holders of our common stock. If we fail to pay in full all amounts payable with respect to preferred stock being offered by us and any stock having the same rank as that series of preferred stock, the holders of the preferred stock and of that other stock will share in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock and any stock having the same rank as the preferred stock are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding-up of our business or affairs.

REDEMPTION

The applicable prospectus supplement will indicate whether the series of preferred stock being offered is subject to redemption, in whole or in part, whether at our option or mandatorily and whether or not pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock being offered, including the redemption dates, the redemption prices for that series and whether those redemption prices will be paid in cash, stock or a combination of cash and stock, will be set forth in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that, if no such capital stock is sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the prospectus supplement.

If we are redeeming fewer than all the outstanding shares of any series of preferred stock being offered, whether by mandatory or optional redemption, the board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method the board of directors determines to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares (except the right to receive the redemption price) will cease.

In the event that we fail to pay full dividends, including accrued but unpaid dividends, if any, on any series of preferred stock being offered, we may not redeem that series in part and we may not purchase or acquire any shares of that series of preferred stock, except by an offer made on the same terms to all holders of that series of preferred stock.

CONVERSION RIGHTS

The prospectus supplement will state the terms, if any, on which shares of a series of preferred stock being offered are convertible into shares of our common stock or another series of our preferred stock. As described under "-- Redemption" above, under certain circumstances, preferred stock may be mandatorily convertible into our common stock or another series of our preferred stock.

VOTING RIGHTS

Except as indicated below or in the prospectus supplement, or except as expressly required by applicable law, the holders of preferred stock being offered will not be entitled to vote. Except as indicated in the prospectus supplement, in the event we offer full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. However, as more fully described below under "-- Depositary Shares", if we use this prospectus to offer depositary shares representing a fraction of a share of a series of preferred stock, each depositary share, in effect, will be entitled to that fraction of a vote, rather than a full vote. Because each full share of any series of preferred stock being offered will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock.

If, at the time of any annual meeting of our stockholders, the equivalent of six quarterly dividends payable on any series of preferred stock being offered is in default, the number of directors constituting our board of directors will be increased by two and the holders of all outstanding series of preferred stock, voting together as a single class, will be entitled to elect those additional two directors at that annual meeting. Each director elected by the holders of shares of the outstanding preferred stock will continue to serve as director for the full term for which he or she shall have been elected, even if prior to the end of that term we have paid in full the amount of dividends that had been in arrears. For purposes of this paragraph, "default" means that accrued and unpaid dividends on the applicable series are equal to or greater than the equivalent of six quarterly dividends.

Unless otherwise specified in the prospectus supplement, the terms of each series of preferred stock being offered will state that the approval of at least two-thirds of the outstanding shares of preferred stock will be required to:

- create any class or series of stock having a preference over any outstanding series of preferred stock; or

- change the provisions of our certificate of incorporation in a manner that would adversely affect the voting powers or other rights of the holders of a series of preferred stock.

The terms of the preferred stock being offered will also state that if the amendment will not adversely affect all series of outstanding preferred stock, then the amendment will only need to be approved by holders of at least two-thirds of the shares of the series of preferred stock adversely affected.

OUTSTANDING PREFERRED STOCK

As of the date of this prospectus, we have six series of preferred stock issued and outstanding, as described in the following table:

                                  STATED VALUE AND      NUMBER       OUTSTANDING AT    EARLIEST    RATE IN EFFECT AT
                                  REDEMPTION PRICE        OF         SEPTEMBER 30,    REDEMPTION     SEPTEMBER 30,
                                    PER SHARE(a)        SHARES            1998           DATE            1998
                                  ----------------   -------------   --------------   ----------   -----------------
                                                     (IN MILLIONS)   (IN MILLIONS)
Adjustable Rate, Series L
  Cumulative....................      $100.00             2.0             $200         6/30/1999         4.500%(b)
Adjustable Rate, Series N
  Cumulative....................        25.00             9.1              228         6/30/1999         4.505(b)
9.76% Cumulative................        25.00             4.0              100         9/30/1999          9.76
10.96% Cumulative...............        25.00             4.0              100         6/30/2000         10.96
10.84% Cumulative...............        25.00             8.0              200         6/30/2001         10.84
Fixed/Adjustable Rate
  Noncumulative.................        50.00             4.0              200         6/30/2003          4.96(c)

---------------
(a) Redemption price is price indicated in table, plus accrued but unpaid dividends, if any.
(b) Floating rates are based on certain U.S. Treasury rates. The minimum and maximum rates are 4.50% and 10.50%, respectively, for each of the Adjustable Rate, Series L Cumulative Preferred Stock and the Adjustable Rate, Series N Cumulative Preferred Stock.
(c) Dividends on this series for dividend periods commencing on or after July 1, 2003 will be at a floating rate based on certain U.S. Treasury rates (but subject to a minimum rate of 5.46% and a maximum rate of 11.46%). The amount of dividends payable may be adjusted, and the stock may be redeemed earlier than June 30, 2003 in the event of certain amendments to the Internal Revenue Code of 1986 relating to the dividends-received deduction.

Ranking. All the outstanding series of preferred stock have the same rank. All the outstanding series of preferred stock have preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution.

Dividends. Dividends payable on each series of outstanding preferred stock are payable quarterly, when and as declared by the board of directors, on each March 31, June 30, September 30 and December 31. Dividends on all the outstanding preferred stock, other than the Fixed/Adjustable Rate Noncumulative Preferred Stock, are cumulative. If we fail to declare a dividend on the Fixed/ Adjustable Noncumulative Preferred Stock for any dividend period, holders of that series will have no right to receive a dividend for that dividend period, whether or not we declare dividends on that series for any future dividend periods.

Rights Upon Liquidation; Redemption. In the event of our liquidation, dissolution or winding-up, the holders of each outstanding series of preferred stock will be entitled to receive liquidating distributions, in the amount set forth opposite that series in the table above, plus accrued and unpaid dividends, if any, before any distribution of our assets is made to the holders of our common stock. Each of the outstanding series of preferred stock is redeemable at our option at a redemption price equal to the redemption price set forth opposite that series in the table above, plus accrued but unpaid dividends, if any. In addition, we may redeem the shares of the Fixed/Adjustable Rate Noncumulative Preferred Stock earlier than June 30, 2003 in the event of certain amendments to the Internal Revenue Code of 1986 relating to the dividends-received deduction.

Voting Rights. All currently outstanding series of preferred stock provide that if, at the time of any annual meeting of our stockholders, the equivalent of six quarterly dividends payable on any series of outstanding preferred stock is in default, the number of directors constituting our board of directors will be increased by two and the holders of all the outstanding preferred stock, voting together as a single class, will be entitled to elect those additional two directors at that annual meeting. Each director elected by the holders of shares of the outstanding preferred stock will continue to serve as director for the full term for which he or she shall have been elected, even if prior to the end of that term we have paid in full the amount of dividends that had been in arrears. For purposes of this paragraph, "default" means that accrued and unpaid dividends on the applicable series are equal to or greater than the equivalent of six quarterly dividends.

Each series of the outstanding preferred stock other than the 10.96% Cumulative Preferred Stock and Adjustable Rate, Series L Cumulative Preferred Stock provides (and, unless otherwise specified in the prospectus supplement, each series of preferred stock being offered by use of this prospectus will provide) that the affirmative vote of the holders of at least two-thirds of the shares of all outstanding series of preferred stock, voting together as a single class without regard to series, will be required to:

- create any class or series of stock having a preference over any outstanding series of preferred stock; or

- change the provisions of our certificate of incorporation in a manner that would adversely affect the voting powers or other rights of the holders of a series of preferred stock.

Those series of preferred stock also state that if the amendment will not adversely affect all series of outstanding preferred stock, then the amendment will only need to be approved by holders of at least two-thirds of the shares of the series of preferred stock adversely affected.

The 10.96% Cumulative Preferred Stock and the Adjustable Rate, Series L Cumulative Preferred Stock each provide as follows:

- the consent of holders of at least two-thirds of the outstanding shares of the particular series, voting as a separate class, is required for any amendment of our certificate of incorporation that would adversely affect the powers, preferences, privileges or rights of that series; and

- the consent of the holders of at least two-thirds of the voting power of that series and each other series of preferred stock having the same rank, voting together as a single class without regard to series, is required to create, authorize, issue, or reclassify any stock into, any additional class or series of stock ranking prior to that series as to dividends or upon liquidation, or any other security or obligation convertible into or exercisable for any such prior-ranking stock.

Miscellaneous. No series of outstanding preferred stock is convertible into shares of our common stock or other securities of Chase. No series of outstanding preferred stock is subject to preemptive rights.

TRANSFER AGENT AND REGISTRAR

ChaseMellon Shareholder Services, L.L.C. will be the transfer agent, registrar and dividend disbursement agent for any preferred stock or depositary shares being offered by use of this prospectus. The registrar for the preferred stock will send notices to the holders of the preferred stock of any meetings at which those holders will have the right to elect directors or to vote on any other matter.

DEPOSITARY SHARES

General. We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. We will specify that fraction in the prospectus supplement.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a depositary selected by us. The depositary will be a bank or trust company and will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. We will issue depositary receipts to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that are filed as exhibits to the registration statement.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of related depositary shares in proportion to the number of depositary shares owned by those holders.

If we make a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary will select the depositary shares to be redeemed by lot or pro rata as determined by the depositary.

Depositary shares called for redemption will no longer be outstanding after the applicable redemption date, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder's depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all action which the depositary deems necessary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Deposit Agreement. We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary. The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous. The depositary will forward to holders of depository receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performing in good faith our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons we believe to be competent and on documents we believe to be genuine.

PERMANENT GLOBAL PREFERRED SECURITIES

We may issue certain series of the preferred stock or depositary shares as permanent global securities and deposit them with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to preferred stock or depositary receipts issued in permanent global form and for which DTC acts as the depositary ("global preferred securities").

Each global preferred security will be deposited with, or on behalf of, DTC or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global preferred securities are not exchangeable for definitive, certificated preferred stock or depositary receipts.

Only DTC's participants or persons that may hold interests through those participants may own beneficial interests in a global preferred security. DTC will maintain records reflecting ownership of beneficial interests by participants in the global preferred securities and transfers of those interests. Participants will maintain records evidencing ownership of beneficial interests in the global preferred securities by persons that hold through those participants and transfers of those interests within those participants. DTC has no knowledge of the actual beneficial owners of the preferred stock or depositary shares, as the case may be, represented by a global preferred security. You will not receive written confirmation from DTC of your purchase of a beneficial interest in a global preferred security, but we do expect that you will receive written confirmations providing details of the transaction, as well as periodic statements of your holdings, from the participants through which you entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in definitive, certificated form. Those laws may impair your ability to transfer beneficial interests in a global preferred security.

DTC has advised us that upon the issuance of a global preferred security and the deposit of that global preferred security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global preferred security to the accounts of its participants.

We will make payments on preferred stock and depositary shares represented by a global preferred security to DTC or its nominee, as the case may be, as the registered owner and holder of the global preferred security representing the preferred stock or depositary shares. DTC has advised us that upon receipt of any payment on a global preferred security, DTC will immediately credit accounts of participants with payments in amounts proportionate to their respective beneficial interests in that global preferred security, as shown in the records of DTC. Standing instructions and customary practices will govern payments by participants to owners of beneficial interests in a global preferred security held through those participants, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Those payments will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither we nor any of our agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of beneficial interests in a global preferred security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to those beneficial interests.

A global preferred security is exchangeable for definitive certificated preferred stock or depositary receipts, as the case may be, registered in the name of a person other than DTC or its nominee, only if:

          (a) DTC notifies us that it is unwilling or unable to continue as depositary for the global preferred security or DTC ceases to be registered under the Securities Exchange Act of 1934; or

          (b) We determine in our discretion that the global preferred security will be exchangeable for definitive preferred stock or depositary receipts, as the case may be, in registered form.

Any global preferred security that is exchangeable as described in the preceding sentence will be exchangeable in whole for definitive, certificated preferred stock or depositary receipts, as the case may be, registered by the registrar in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global preferred security.

Except as provided above, as an owner of a beneficial interest in a global preferred security, you will not be entitled to receive physical delivery of certificates representing shares of preferred stock or depositary shares, as the case may be, and will not be considered the holder of preferred stock or depositary shares, as the case may be. No global preferred security will be exchangeable except for another global preferred security to be registered in the name of DTC or its nominee. Accordingly, you must rely on the procedures of DTC and the participant through which you own your interest to exercise any rights of a holder of preferred stock or depositary shares, as the case may be.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global preferred security desires to take any action that a holder of preferred stock or depositary shares, as the case may be, is entitled to take, DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize beneficial owners owning through those participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

                          DESCRIPTION OF COMMON STOCK

As of the date of this prospectus, we are authorized to issue up to 1,500,000,000 shares of common stock. As of September 30, 1998, we had 881,549,790 shares of common stock issued (including 36,029,776 shares held in treasury) and had reserved approximately 142,309,139 shares of common stock for issuance under various employee or director incentive, compensation and option plans.

The following summary is not complete. You should refer to the applicable provisions of our certificate of incorporation, including the certificates of designations pursuant to which the outstanding series of preferred stock were issued, and to the Delaware General Corporation Law for a complete statement of the terms and rights of the common stock.

Dividends. Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors, out of funds legally available for their payment, subject to the rights of holders of the preferred stock.

Voting Rights. Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock pursuant to applicable law or the provision of the certificate of designations creating that series, all voting rights are vested in the holders of shares of common stock. Holders of shares of common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors, and the holders of the remaining shares will not be able to elect any directors.

Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after we have paid in full all of our debts and distributions and the full liquidation preferences of all series of our outstanding preferred stock.

Miscellaneous. The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of common stock are not entitled to preemptive rights. Shares of common stock are not convertible into shares of any other class of capital stock. ChaseMellon Shareholder Services, L.L.C. is the transfer agent, registrar and dividend disbursement agent for the common stock.

                       DESCRIPTION OF SECURITIES WARRANTS

We may issue Securities Warrants for the purchase of Debt Securities, preferred stock or common stock. We may issue Securities Warrants independently or together with Debt Securities, preferred stock, common stock or other securities. Each series of Securities Warrants will be issued under a separate securities warrant agreement to be entered into between us and the Bank or another bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders or beneficial owners of Securities Warrants. This summary of certain provisions of the Securities Warrants and the securities warrant agreement is not complete. You should refer to the securities warrant agreement, including the forms of Securities Warrant certificate representing the Securities Warrants, relating to the specific Securities Warrants being offered for the complete terms of the securities warrant agreement and the Securities Warrants. We will file that securities warrant agreement, together with the form of Securities Warrants, with the SEC promptly after the offering of the specific Securities Warrants.

Each Securities Warrant will entitle the holder to purchase the principal amount of Debt Securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the prospectus supplement. After the close of business on the expiration date of the Securities Warrants, unexercised Securities Warrants will become void. We will also specify in the prospectus supplement the place or places where, and the manner in which, Securities Warrants may be exercised.

Prior to the exercise of any Securities Warrants, holders of the Securities Warrants will not have any of the rights of holders of the Debt Securities, preferred stock or common stock, as the case may be, purchasable upon exercise of those Securities Warrants, including, (1) in the case of Securities Warrants for the purchase of Debt Securities, the right to receive payments of principal of (and premium, if any) or interest, if any, on the Debt Securities purchasable upon exercise or to enforce covenants in the applicable indenture, or (2) in the case of Securities Warrants for the purchase of preferred stock or common stock, the right to receive payments of dividends, if any, on the preferred stock or common stock purchasable upon exercise or to exercise any applicable right to vote.

                        DESCRIPTION OF CURRENCY WARRANTS

We have described below certain general terms and provisions of the Currency Warrants that we may offer. We will describe the particular terms of the Currency Warrants and the extent, if any, to which general provisions described below do not apply to the Currency Warrants offered in the prospectus supplement. The following summary is not complete. You should refer to the Currency Warrants and the currency warrant agreement relating to the specific Currency Warrants being offered for the complete terms of those Currency Warrants. We will file the form of Currency Warrants and currency warrant agreement with the SEC promptly after the offering of the specific Currency Warrants.

We will issue each issue of Currency Warrants under a currency warrant agreement to be entered into between us and the Bank or another bank or trust company, as warrant agent. The warrant agent will act solely as our agent under the applicable currency warrant agreement and will not assume any obligation or relationship of agency or trust for or with any holders of Currency Warrants.

We may issue Currency Warrants either in the form of:

- currency put warrants, which entitle the holders to receive from us the cash settlement value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or composite currency (the "Designated Currency") for a specified amount of U.S. dollars; or

- currency call warrants, which entitle the holders to receive from us the cash settlement value in U.S. dollars of the right to purchase a specified amount of a Designated Currency for a specified amount of U.S. dollars.

As a prospective purchaser of Currency Warrants, you should be aware of special United States Federal income tax considerations applicable to instruments such as the Currency Warrants. The prospectus supplement relating to each issue of Currency Warrants will describe those tax considerations.

Unless otherwise specified in the applicable prospectus supplement, we will issue the Currency Warrants in the form of global Currency Warrant certificates, registered in the name of a depositary or its nominee. Holders will not be entitled to receive definitive certificates representing Currency Warrants. A holder's ownership of a Currency Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains the holder's account. In turn, the total number of Currency Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of that brokerage firm or its agent. Transfer of ownership of any Currency Warrant will be effected only through the selling holder's brokerage firm.

Each issue of Currency Warrants will be listed on a national securities exchange, subject only to official notice of issuance, as a condition of sale of that issue of Currency Warrants. In the event that the Currency Warrants are delisted from, or permanently suspended from trading on, the applicable national securities exchange, the expiration date for those Currency Warrants will be the date the delisting or trading suspension becomes effective, and Currency Warrants not previously exercised will be deemed automatically exercised on that expiration date. The applicable currency warrant agreement will contain a covenant from us that we will not seek to delist the Currency Warrants or suspend their trading on the applicable national securities exchange unless we have concurrently arranged for listing on another national securities exchange.

Currency Warrants involve a high degree of risk, including risks arising from fluctuations in the price of the underlying currency, foreign exchange risks and the risk that the Currency Warrants will expire worthless. Further, the cash settlement value of Currency Warrants at any time prior to exercise or expiration may be less than the trading value of the Currency Warrants. The trading value of the Currency Warrants will fluctuate because that value is dependent, at any time, on a number of factors, including the time remaining to exercise the Currency Warrants, the relationship between the exercise price of the Currency Warrants and the price of the Designated Currency, and the exchange rate associated with the Designated Currency. Because Currency Warrants are unsecured obligations of Chase, changes in our perceived creditworthiness may also be expected to affect the trading prices of Currency Warrants. Finally, the amount of actual cash settlement of a Currency Warrant may vary as a result of fluctuations in the price of the Designated Currency between the time you give instructions to exercise the Currency Warrant and the time the exercise is actually effected.

As a prospective purchaser of Currency Warrants you should be prepared to sustain a loss of some or all of the purchase price of your Currency Warrants. You should also be experienced with respect to options and option transactions and should reach an investment decision only after careful consideration with your advisers of the suitability of the Currency Warrants in light of your particular financial circumstances. You should also consider the information set forth under "Risk Factors" in the prospectus supplement relating to the particular issue of Currency Warrants and to the other information regarding the Currency Warrants and the Designated Currency set forth in the prospectus supplement.

                              PLAN OF DISTRIBUTION

We may sell the Debt Securities, preferred stock, depositary shares, common stock, Securities Warrants or Currency Warrants being offered by use of this prospectus:

- through underwriters;

- through dealers;

- through agents; or

- directly to purchasers.

We will set forth the terms of the offering of any securities being offered in the applicable prospectus supplement.

If we utilize underwriters in an offering of securities using this prospectus, we will execute an underwriting agreement with those underwriters. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to certain conditions precedent and that the underwriters will be obligated to purchase all the offered securities if any are purchased. Underwriters may sell those securities to or through dealers. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers from time to time. If we utilize underwriters in an offering of securities using this prospectus, the applicable prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.

If we utilize a dealer in an offering of securities using this prospectus, we will sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at a fixed price or at varying prices to be determined by the dealer at the time of resale.

We may also use this prospectus to offer and sell securities through agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

Underwriters, dealers or agents participating in a distribution of securities by use of this prospectus may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from us or from purchasers of offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act.

Under agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that those underwriters, dealers or agents may be required to make.

We may offer to sell securities either at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Underwriters, dealers, agents or their affiliates may be customers of, engage in transactions with, or perform services for, us, the Bank, Chase USA, Chase Texas or CSI or certain of our other subsidiaries in the ordinary course of business.

Under Rule 2720 of the Conduct Rules of the NASD, when an NASD member, such as CSI, participates in the distribution of an affiliated company's securities, the offering must be conducted in accordance with the applicable provisions of Rule 2720. CSI is considered to be an "affiliate" (as that term is defined in Rule
2720) of ours by virtue of the fact that we own all of the outstanding equity securities of CSI. Any offer and sale of offered securities by CSI or any other qualified affiliate of ours will comply with the requirements of Rule 2720 regarding the underwriting of securities of affiliates and with any restrictions that may be imposed on CSI or our other affiliates by the Federal Reserve Board.

Our direct or indirect wholly-owned subsidiaries, including CSI, may use this prospectus and the related prospectus supplement in connection with offers and sales of securities in the secondary market. Those subsidiaries may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

We may also use this prospectus to directly solicit offers to purchase securities. Except as set forth in the applicable prospectus supplement, none of our directors, officers, or employees nor those of our bank subsidiaries will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

We may authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. Institutions with which delayed delivery contracts may be made include commercial and savings banks, insurance companies, educational and charitable institutions and other institutions we may approve. The obligations of any purchaser under any delayed delivery contract will not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

                                    EXPERTS

The audited financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1997 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

Simpson Thacher & Bartlett, New York, New York, will provide an opinion for us regarding the validity of the Offered Securities and Cravath, Swaine & Moore, New York, New York will provide such an opinion for the underwriters. Cravath, Swaine & Moore acts as legal counsel to us and our subsidiaries in a substantial number of matters on a regular basis.

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